Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169535

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.

SUPPLEMENT NO. 14 DATED MAY 18, 2012

TO THE PROSPECTUS DATED DECEMBER 6, 2011

This document supplements, and should be read in conjunction with, the prospectus of Cole Real Estate Income Strategy (Daily NAV), Inc. dated December 6, 2011, Supplement No. 10, dated April 12, 2012, which superseded and replaced all previous supplements to the prospectus, Supplement No. 11, dated May 1, 2012, Supplement No. 12, dated May 2, 2012 and Supplement No. 13 dated May 2, 2012. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to describe the following:

(1)	the status of the offering of shares of Cole Real Estate Income Strategy (Daily NAV), Inc.;

(2)	an update to the “Compensation — Organization and Offering Stage” and “Compensation — Operational Stage” sections of our prospectus;

(3)	an update to our prior performance summary;

(4)	an update to information regarding the purchase and redemption of our shares;

(5)	a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section substantially the same as that which was included in our Quarterly Report on Form 10-Q filed on May 15, 2012;

(6)	our condensed consolidated unaudited financial statements for the quarterly period ended March 31, 2012 and the notes thereto, as included in our Quarterly Report on Form 10-Q, filed on May 15, 2012;

(7)	an update to our Prior Performance Tables included in Appendix A of our prospectus; and

(8)	an update to our form of subscription agreement, our form of additional subscription agreement and the form of systematic investment program agreement.

Status of Our Public Offering

The registration statement for our initial public offering of $4,000,000,000 in shares of our common stock was declared effective by the Securities and Exchange Commission on December 6, 2011. Of this amount, we are offering $3,500,000,000 in shares in a primary offering and have reserved and are offering $500,000,000 in shares pursuant to our distribution reinvestment plan. Pursuant to the terms of the offering, we were required to deposit all subscription proceeds in escrow pursuant to the terms of an escrow agreement with UMB Bank, N.A. until we received subscriptions aggregating at least $10,000,000. On December 6, 2011, Cole Holdings Corporation, an affiliate of our sponsor, deposited $10,000,000 for the purchase of shares of common stock in the offering into escrow. As a result, we satisfied the conditions of our escrow agreement and on December 7, 2011, we broke escrow and accepted the investor’s subscription for shares of our common stock in the offering, resulting in gross proceeds of $10,000,000. As of May 17, 2012, we had received and accepted subscriptions for approximately 683,170 shares of common stock for gross proceeds of $10.2 million. We have special escrow provisions for residents of Pennsylvania which have not been satisfied as of May 17, 2012.

We are structured as a perpetual-life, non-exchange traded REIT. This means that, subject to regulatory approval of our filing for additional offerings, we will be selling shares of our common stock on a continuous basis and for an indefinite period of time. We will endeavor to take all reasonable actions to avoid interruptions in the continuous offering of our shares of common stock. There can be no assurance, however, that we will not need to suspend our continuous offering. The offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering at any time and to extend our offering term to the extent permissible under applicable law.

Update to the “Compensation — Organization and Offering Stage” and “Compensation — Operational Stage” sections of our prospectus

The following information supplements the information contained in the “Compensation — Organization and Offering Stage” section on page 105 and “Compensation — Operational Stage” section on page 106 of our prospectus:

Our advisor has agreed to waive its right to receive its advisory fee and our dealer-manager has agreed to waive its right to receive the dealer manager fee for the period from January 1, 2012 to June 30, 2012. In addition, our advisor has agreed to waive its right to receive operating expense reimbursements for the period from January 1, 2011 to June 30, 2012. Accordingly, no such fees or expenses have been, or will be accrued during the periods indicated.

Prior Performance Summary

The following information supersedes and replaces the section of our prospectus captioned “Prior Performance Summary” beginning on page 123 of the prospectus:

Prior Investment Programs

The information presented in this section and in the Prior Performance Tables attached to this prospectus provides relevant summary information on the historical experience of the real estate programs managed over the last ten years by our sponsor, Cole Real Estate Investments, including certain officers and directors of our advisor. The prior performance of the programs previously sponsored by Cole Real Estate Investments is not necessarily indicative of the results that we will achieve. For example, most of the prior programs were privately offered and did not bear a fee structure similar to ours, or the additional costs associated with being a publicly held entity. Therefore, you should not assume that you will experience returns comparable to those experienced by investors in prior real estate programs sponsored by Cole Real Estate Investments.

We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by Cole Real Estate Investments. To the extent that such entities have the same or similar objectives as ours or involve similar or nearby properties, such entities may be in competition with the properties acquired by us. See the “Conflicts of Interest” section of this prospectus for additional information.

The Prior Performance Tables set forth information as of the dates indicated regarding the prior programs subject to public reporting requirements, including (1) experience in raising and investing funds (Table I); (2) compensation to the sponsor and its affiliates (Table II); (3) annual operating results of prior real estate programs (Table III); and (4) results of sales or disposals of properties (Table V). The Company has not included the results of completed programs (Table IV) since none of the prior public real estate programs sponsored by Cole Real Estate Investments have completed their operations during the five years ended December 31, 2011. Additionally, Table VI, which is contained in Part II of the registration statement for this offering and which is not part of this prospectus, contains certain additional information relating to properties acquired by these prior real estate programs. We will furnish copies of such tables to any prospective investor upon request and without charge. The purpose of this prior performance information is to enable you to evaluate accurately the experience of our advisor and its affiliates in sponsoring like programs. The following discussion is intended to summarize briefly the objectives and performance of the prior real estate programs and to disclose any material adverse business developments sustained by them. As of December 31, 2011, approximately 98% of the prior real estate programs had investment objectives similar to those of this program, based on number of programs.

Summary Information

Prior Private Programs

During the period from January 1, 2002 to December 31, 2011, Cole Real Estate Investments sponsored 63 privately offered programs, including four limited partnerships, four debt offerings, 27 Delaware Statutory Trusts, 26 tenant-in-common programs, and Cole Credit Property Trust I, a privately offered REIT, each with similar investment objectives to those of this program, and one limited partnership that did not have similar investment objectives to this program. As of December 31, 2011, such privately offered prior programs have raised approximately $654.0 million from approximately 5,900 investors.

With respect to the four privately offered limited partnerships sponsored by Cole Real Estate Investments during the period from January 1, 2002 to December 31, 2011, which had similar investment objectives to this program, affiliates of our advisor have been general partners in each limited partnership. In total, limited partnership interests were sold to approximately 1,400 investors, raising approximately $65.7 million of capital. The foregoing partnerships have purchased in the aggregate 25 properties for an approximate acquisition cost of $171.0 million, of which approximately 68.4% is attributable to 23 single-tenant retail and commercial properties and 31.6% is attributable to two shopping centers. The properties were located in the following states: three in Tennessee; three in Oklahoma; two in California; two in Florida; two in Ohio; and one each in Alabama, Arizona, Indiana, Iowa, Kentucky, Michigan, Missouri, New Mexico, New York, South Carolina, Texas, Virginia and Washington. The properties have been purchased on terms varying from all cash to market rate financing. All of the 25 properties have been sold and each of the limited partnerships has completed operations.

The four privately offered limited partnerships, Cole Credit Property Fund I, LP (CCPF), Cole Credit Property Fund II, LP (CCPF II), Cole Santa Fe Investors, LP and Cole Boulevard Square Investors, LP, achieved average annual returns ranging from approximately 8.07% to approximately 15.36% during the life of the respective partnership through the date of liquidation.

Two of the privately offered limited partnerships, CCPF and CCPF II, disposed an aggregate of 22 properties through a sale to Cole Credit Property Trust II for $121.2 million. In accordance with Cole Credit Property Trust II’s charter, Cole Credit Property Trust II’s board of directors, including all of its independent directors, not otherwise interested in the transactions, approved these purchases as being fair and reasonable to Cole Credit Property Trust II at a price in excess of the cost paid by the affiliated seller, and determined that there was substantial justification for the excess cost. In addition, the limited partners of CCPF and CCPF II approved the sales.

With respect to the one privately offered limited partnership sponsored by Cole Real Estate Investments during the period from January 1, 2002 to December 31, 2011, Cole Growth Opportunity Fund I LP (CGOF), which did not have similar investment objectives to this program, an affiliate of our advisor serves as the general partner. Unlike the investment approach of our sponsor’s other programs, which were designed to provide current income through the payment of cash distributions, CGOF is designed to invest in properties located in high growth markets in the early stages of development, where value added investment strategies could be implemented with the objective of realizing appreciation through the sale or other form of disposition of properties. As of December 31, 2011, CGOF had raised approximately $26.3 million from approximately 400 investors and owned directly, or indirectly through investments in joint ventures, a total of four properties, including three properties in Arizona and one property in Nevada, for an aggregate cost of approximately $27.3 million including development related costs. As of December 31, 2011, none of these properties had been sold.

In addition to the partnerships described above, as of December 31, 2011, affiliates of our advisor had issued an aggregate of approximately $114.2 million in collateralized senior notes through four privately offered debt programs and had acquired an aggregate of 123 single-tenant retail properties, 40 single-tenant commercial properties, three multi-tenant retail properties and one land parcel in 37 states for an aggregate acquisition cost of approximately $1.0 billion. The debt offerings are considered to be prior programs, as proceeds were primarily used to invest in single-tenant income-producing retail and commercial properties. One of the primary purposes of the note programs was to enable Cole Real Estate Investments to acquire assets that might be suitable for its tenant-in-common program and Delaware Statutory Trust program and for acquisition by one of its equity programs pending such time as the respective program had sufficient capital and/or corporate approval to acquire the asset. As of December 31, 2011, 163 of the properties had been sold, of which eight were sold to Cole Credit Property Trust I, one land parcel was sold to CGOF, 17 were sold to Cole Credit Property Trust II, six were sold to Cole Credit Property Trust III, one was sold to Cole Corporate Income Trust, 26 were sold to participants in Cole Real Estate Investment’s tenant-in-common program, 52 were sold to participants in Cole Real Estate Investment’s Delaware Statutory Trust program and the remaining 52 properties were sold to unrelated third parties. On April 28, 2006, an affiliate of our advisor redeemed at par all of the approximately $28.0 million in collateralized senior notes issued under the first debt offering. On April 6, 2009, an affiliate of our advisor redeemed at par all of the approximately $28.8 million in collateralized senior notes issued under the second debt offering. On March 11, 2011, an affiliate of our advisor redeemed at par all of the approximately $28.7 million in collateralized senior notes issued under the third debt offering.

In addition, Cole Real Estate Investments offered properties to Section 1031 exchange investors through the sale of tenant-in-common ownership interests in such properties. As of December 31, 2011, aggregate ownership interests in 26 properties of approximately $171.4 million had been sold in 26 private offerings of properties located in 15 states. The value of such tenant-in-common ownership interests was determined by the aggregate purchase price, including acquisition costs, of the properties. In addition, Cole Real Estate Investments offered properties through a Delaware statutory trust program whereby beneficial interests were offered in trusts that acquired real property. As of December 31, 2011, aggregate ownership interests in 52 properties of approximately $176.1 million had been sold in 27 private offerings of properties located in 21 states. The value of such beneficial interests was determined by the aggregate purchase price, including acquisition costs, of the real property acquired. Each of the programs described in this paragraph were still in operation as of December 31, 2011 and have similar investment objectives to this program.

On April 6, 2004, Cole Credit Property Trust I commenced a private placement of shares of its common stock for $10.00 per share, subject to certain volume and other discounts. Cole Credit Property Trust I completed the private placement on September 16, 2005, after having raised aggregate gross proceeds of approximately $100.3 million. As of December 31, 2011, Cole Credit Property Trust I had approximately 1,400 investors, and had acquired 42 single-tenant retail properties located in 19 states for an aggregate acquisition cost of approximately $199.1 million. Cole Credit Property Trust I has similar investment objectives to this program. Additionally, as of December 31, 2011, Cole Credit Property Trust I had sold one property for $19.1 million. Cole Credit Property Trust I disclosed in its private placement memorandum a targeted liquidity event by February 1, 2016. Such targeted date has not yet occurred, and Cole Credit Property Trust I has not had a liquidity event. See the Prior Performance Tables for additional information regarding this program.

Upon written request, any potential investor may obtain, without charge, the most recent annual report on Form 10-K filed with the Securities and Exchange Commission by Cole Credit Property Trust I within the last 24 months. For a reasonable fee, Cole Credit Property Trust I will provide copies of any exhibits to such Form 10-K.

During the period from January 1, 2002 to December 31, 2011, the prior private programs purchased an aggregate of 229 properties located in 40 states. The table below gives information about these properties by region.

	Properties Purchased
Location	Number	% of Total Purchase Price
South	113	44.6%
Midwest	63	29.4%
West	30	20.0%
Northeast	23	6.0%

	229	100.0%

Based on the aggregate purchase price of the 229 properties, approximately 76.0% were single-tenant retail properties, approximately 13.8% were shopping centers, approximately 9.4% were single-tenant commercial properties, and approximately 0.8% was land. The following table shows a breakdown of the aggregate amount of the acquisition and development costs of the properties purchased by the prior private real estate programs sponsored by Cole Real Estate Investments as of December 31, 2011:

Type of Property	New	Used	Construction
Retail/Commercial	28.0%	70.8%	1.2%
Land	—	100%	—

As of December 31, 2011, these private programs had sold 184, or 86.6% of the total 229 properties purchased, of which 39 properties were sold to Cole Credit Property Trust II, six properties were sold to Cole Credit Property Trust III, one was sold to Cole Corporate Income Trust and 138 properties were sold to unrelated third parties. Of the 138 properties sold to unrelated third parties, 26 properties sold to participants in Cole Real Estate Investment’s tenant-in-common program and 52 properties sold to participants in Cole Real Estate Investment’s Delaware Statutory Trust program. The original purchase price of the properties that were sold was approximately $1.2 billion, and the aggregate sales price of such properties was approximately $1.3 billion.

During the three years ended December 31, 2011, the prior private real estate programs purchased one single-tenant commercial property located in San Antonio, Texas for $32.9 million.

Prior Public Programs

Other than our company, Cole Real Estate Investments sponsored three publicly offered REITs, Cole Credit Property Trust II, Cole Credit Property Trust III and Cole Corporate Income Trust, during the period from January 1, 2002 to December 31, 2011. Cole Credit Property Trust II, Cole Credit Property Trust III, and Cole Corporate Income Trust each have similar investment objectives to this program. As of December 31, 2011, Cole Credit Property Trust II had raised approximately $2.2 billion from approximately 41,000 investors, Cole Credit Property Trust III had raised approximately $3.9 billion from approximately 87,000 investors, and Cole Corporate Income Trust had raised approximately $13.5 million from approximately 400 investors. For more detailed information about the experience of our sponsor in raising and investing funds for Cole Credit Property Trust II and Cole Credit Property Trust III and compensation paid to the sponsors of Cole Credit Property Trust II, Cole Credit Property Trust III and Cole Corporate Income Trust, see Tables I and II of the Prior Performance Tables.

On June 27, 2005, Cole Credit Property Trust II commenced an initial public offering of shares of its common stock for $10.00 per share, subject to certain volume and other discounts, in a primary offering, and for $9.50 per share pursuant to a distribution reinvestment plan. Cole Credit Property Trust II terminated its initial public offering on May 22, 2007 and commenced a follow-on public offering on May 23, 2007. Pursuant to the follow-on offering, Cole Credit Property Trust II offered and sold shares of its common stock for $10.00 per share, subject to certain volume and other discounts, in a primary offering, and for $9.50 per share pursuant to its distribution reinvestment plan. Cole Credit Property Trust II terminated its follow-on offering on January 2, 2009, although it continues to offer and sell shares of its common stock to existing Cole Credit Property Trust II stockholders pursuant to its distribution reinvestment plan. As of December 31, 2011, Cole Credit Property Trust II had raised approximately $2.2 billion from approximately 41,000 investors and had acquired 419 single-tenant retail properties, 312 single-tenant commercial properties, and 22 multi-tenant retail properties in an aggregate of 45 states and the U.S. Virgin Islands for an aggregate acquisition cost of approximately $3.3 billion. Cole Credit Property Trust II also acquired indirect interests in one multi-tenant retail property through an unconsolidated joint venture for approximately $53.7 million and in a ten self-storage property portfolio through an unconsolidated joint venture for approximately $70.7 million. Cole Credit Property Trust II disclosed in its prospectus a targeted liquidity event by May 22, 2017. On June 28, 2011, Cole Credit Property Trust II disclosed that Cole Real Estate Investments is actively exploring options to successfully exit Cole Credit Property Trust II’s portfolio. Cole Credit Property Trust II has stated that the potential exit strategies it is evaluating include, but are not limited to, a sale of the company or all or a portion of its portfolio, a merger or other business combination, or a listing of the company’s stock on a national securities exchange. Such targeted liquidity date has not yet occurred, and Cole Credit Property Trust II has not finalized a plan for, or had, a liquidity event.

On October 1, 2008, Cole Credit Property Trust III commenced an initial public offering of shares of its common stock for $10.00 per share, subject to certain volume and other discounts, in a primary offering, and for $9.50 per share pursuant to a distribution reinvestment plan. Cole Credit Property Trust III terminated its initial public offering on October 1, 2010 and commenced a follow-on public offering on October 1, 2010. Pursuant to the follow-on offering, Cole Credit Property Trust III sold shares of its common stock for $10.00 per share, subject to certain volume and other discounts, in a primary offering, and for $9.50 per share pursuant to its distribution reinvestment plan. Cole Credit Property Trust III ceased issuing shares in its follow-on offering on April 27, 2012, although it continues to offer and sell shares pursuant to its distribution reinvestment plan. As of December 31, 2011, Cole Credit Property Trust III had raised approximately $3.9 billion from approximately 87,000 investors and had acquired 502 single-tenant retail properties, 135 single-tenant commercial properties, 53 multi-tenant retail properties, and 3 land parcels under construction in an aggregate of 47 states for an aggregate acquisition cost of approximately $5.2 billion, or a total of 693 properties, which includes three consolidated joint ventures. In addition, through two unconsolidated joint venture arrangements, as of December 31, 2011, Cole Credit Property Trust III had interests in seven properties comprising 935,000 gross rentable square feet of commercial space. Cole Credit Property Trust III disclosed in its prospectus that, while it does not have a fixed liquidity event date, if it does not list its shares of common stock on a national securities exchange by October 1, 2020, Cole Credit Property Trust III’s charter requires that it either seek stockholder approval of an extension or elimination of the listing deadline or stockholder approval of the liquidation and dissolution of Cole Credit Property Trust III. If Cole Credit Property Trust III does not obtain either such stockholder approval, its charter does not require a liquidity event and Cole Credit Property Trust III could continue to operate as before.

The offering price for Cole Credit Property Trust III’s shares of common stock is not based on the expected book value or expected net asset value of Cole Credit Property Trust III’s proposed investments, or its expected operating cash flows. Although Cole Credit Property Trust III’s board of directors may do so at any time in its discretion, it is not anticipated that Cole Credit Property Trust III’s board of directors will undertake a process for estimating the per share value of Cole Credit Property Trust III’s common stock for the 18-month period following the termination of the follow-on offering.

Cole Credit Property Trust III’s share redemption program provides, in general, that the number of shares Cole Credit Property Trust III may redeem are limited to 5% of the weighted average number of shares outstanding during the trailing twelve-month period prior to the end of the fiscal quarter for which redemptions are paid. In addition, the cash available for redemption is limited to the proceeds from the sale of shares pursuant to our distribution reinvestment plan. As of December 31, 2011, Cole Credit Property Trust III has redeemed in full all valid redemption requests received in good order. A valid redemption request is one that complies with the applicable requirements and guidelines of Cole Credit Property Trust III’s share redemption program.

On February 10, 2011, Cole Corporate Income Trust commenced an initial public offering of shares of its common stock for $10.00 per share, subject to certain volume and other discounts, in a primary offering, and for $9.50 per share pursuant to a distribution reinvestment plan. As of December 31, 2011, Cole Corporate Income Trust had raised approximately $13.5 million from approximately 400 investors and had acquired one single-tenant commercial property for an acquisition cost of approximately $32.9 million.

Cole Corporate Income Trust’s share redemption program provides, in general, that the number of shares Cole Corporate Income Trust may redeem are limited to 5% of the weighted average number of shares outstanding during the trailing twelve-month period prior to the end of the fiscal quarter for which redemptions are paid. In addition, the cash available for redemption is limited to the proceeds from the sale of shares pursuant to its distribution reinvestment plan. As of December 31, 2011, Cole Corporate Income Trust had not received any redemption requests or redeemed any shares under its share redemption program.

During the period from January 1, 2002 to December 31, 2011, the prior public real estate programs purchased 1,447 properties located in 47 states and the U.S. Virgin Islands. The table below gives information about these properties by region.

	Properties Purchased
Location	Number	% of Total Purchase Price
South	815	47.6%
Midwest	378	22.4%
West	140	21.7%
Northeast	113	8.2%
U.S. Virgin Islands	1	0.1%

	1,447	100.0%

Based on the aggregate purchase price of the 1,447 properties, approximately 49.9% were single-tenant retail properties, approximately 25.9% were single-tenant commercial properties, approximately 24.1% were multi-tenant retail properties, and approximately 0.1% was land.

The following table shows a breakdown of the aggregate amount of the acquisition and development costs of the properties purchased by the prior public real estate programs sponsored by Cole Real Estate Investments as of December 31, 2011:

Type of Property	New	Used	Construction
Retail/Commercial	10.3%	89.7%	—
Land	—	0.4%	99.6%

As of December 31, 2011, the prior public programs had not sold any of the 1,447 properties purchased by these public programs; however, on September 30, 2011, Cole Credit Property Trust II sold 100% of its interest in the unconsolidated joint venture that owned and operated ten self-storage properties for gross cash proceeds of $19.1 million.

During the three years ended December 31, 2011, the prior public real estate programs had purchased 773 properties located in 47 states. The table below gives information about these properties by region.

	Properties Purchased
Location	Number	% of Total Purchase Price
South	400	45.5%
Midwest	214	18.7%
West	82	26.4%
Northeast	77	9.4%

	773	100.0%

Based on the aggregate purchase price of the 773 properties, approximately 47.2% were single-tenant retail properties, approximately 26.4% were single-tenant commercial properties, approximately 26.2% were multi-tenant retail properties, and approximately 0.2% was land. A total of 28 of the properties were purchased with a combination of offering proceeds and mortgage notes payable and the remaining 745 properties were purchased solely using offering proceeds.

Upon written request, any potential investor may obtain, without charge, the most recent annual report on Form 10-K filed with the Securities and Exchange Commission by Cole Credit Property Trust II, Cole Credit Property Trust III and Cole Corporate Income Trust within the last 24 months. For a reasonable fee, Cole Credit Property Trust II, Cole Credit Property Trust III and Cole Corporate Income Trust will provide copies of any exhibits to such Form 10-K.

Liquidity Track Record

Prior Private Programs

Of the 63 prior private programs sponsored by Cole Real Estate Investments discussed above, 34 of them disclosed a targeted date or time frame for liquidation in their private placement memorandum. Of the 34 programs that made such disclosure, five programs liquidated by the date or within the time frame set forth in their private placement memorandum. With respect to the remaining 29 programs that made such disclosure, the targeted date or time frame for liquidation has not yet occurred, and those programs were still in operation as of December 31, 2011.

Prior Public Programs

Of the three prior public programs sponsored by Cole Real Estate Investments discussed above, two of them, Cole Credit Property Trust II and Cole Credit Property Trust III, disclosed in their prospectus a targeted date or time frame for listing their shares on a national securities exchange or seeking stockholder approval of either (1) an extension or elimination of the listing deadline, or (2) a liquidation. With respect to each of the programs, the targeted date or time frame for listing or seeking such stockholder approval has not yet occurred, and the programs are still in operation as of December 31, 2011. Cole Corporate Income Trust has not established a targeted date or time frame for pursuing a liquidity event, although it has disclosed in its prospectus that it expects to engage in a strategy to provide its investors with liquidity at a time and in a method recommended by its advisor and determined by its independent directors to be in the best interests of its stockholders. Accordingly, the timing and method of any liquidity event for Cole Corporate Income Trust is undetermined as of December 31, 2011.

Adverse Business and Other Developments

Adverse changes in general economic conditions have occasionally affected the performance of the prior programs. The following discussion presents a summary of significant adverse business developments or conditions experienced by Cole Real Estate Investment’s prior programs over the past ten years that may be material to investors in this offering.

Share Valuation

Cole Credit Property Trust I stated in its private placement memorandum that after two years from the last offering of its shares of common stock, Cole Credit Property Trust I would provide an estimated value per share for the principal purpose of assisting fiduciaries of plans subject to the annual reporting requirements of ERISA, and IRA trustees or custodians, which prepare reports relating to an investment in Cole Credit Property Trust I’s shares of common stock. On January 13, 2012, Cole Credit Property Trust I announced that its board of directors approved an estimated value of Cole Credit Property Trust I’s common stock of $7.95 per share as of December 31, 2011. This is an increase from the previously reported estimated value of Cole Credit Property Trust I’s common stock of $7.65 per share estimated value as of December 31, 2010 and 2009, announced by Cole Credit Property Trust I on January 13, 2011 and February 1, 2010, respectively. The shares of Cole Credit Property Trust I’s common stock were originally sold at a gross offering price of $10.00 per share. The principal reason for the decrease in share value beginning with the December 31, 2009 valuation was a decline in real estate values, despite Cole Credit Property Trust I’s properties maintaining a 100% occupancy rate. The decline in values resulted from disruptions in the credit markets and the general economic conditions. In determining an estimated value of Cole Credit Property Trust I’s shares of common stock in January 2012, the board of directors of Cole Credit Property Trust I relied upon information provided by an independent investment banking firm that specializes in providing real estate financial services, and information provided by Cole Credit Property Trust I Advisors. In determining on estimated value of Cole Credit Property Trust I’s shares of common stock in January 2011 and February 2010, the board of directors of Cole Credit Property Trust I relied on information provided by an independent consultant that specializes in valuing commercial real estate companies, and information provided by Cole Credit Property Trust I Advisors. The statements of value were only an estimate and may not reflect the actual value of Cole Credit Property Trust I’s shares of common stock. Accordingly, there can be no assurance that the estimated value per share would be realized by Cole Credit Property Trust I’s stockholders if they were to attempt to sell their shares or upon liquidation.

In February 2009, FINRA informed broker dealers that sell shares of non-exchange traded REITs that broker dealers may not report, in a customer account statement, an estimated value per share that is developed from data more than 18 months old. To assist broker dealers in complying with the FINRA notice, the board of directors of Cole Credit Property Trust II established an estimated value of Cole Credit Property Trust II’s common stock of $9.35 per share as of July 27, 2011. This is an increase from the previously reported estimated share value of $8.05 per share announced on June 22, 2010. The shares of Cole Credit Property Trust II’s common stock were originally sold at a gross offering price of $10.00 per share. The principal reason for the initial decrease in share value was a decline in real estate values resulting from disruptions in the credit markets and the general economic conditions, in addition to a decline in Cole Credit Property Trust II’s occupancy rate to 94%. Cole Credit Property Trust II’s occupancy rate increased to 96% as of December 31, 2011. In determining an estimated value of Cole Credit Property Trust II’s shares of common stock in July 2011, the board of directors of Cole Credit Property Trust II relied upon information provided by an independent investment banking firm that specializes in providing real estate financial services, and information provided by Cole Credit Property Trust II Advisors. In determining an estimated value of Cole Credit Property Trust II’s shares of common stock in June 2010, the board of directors of Cole Credit Property Trust II relied upon information provided by an independent consultant that specializes in valuing commercial real estate companies, and information provided by Cole Credit Property Trust II Advisors. The statements of value were only an estimate and may not reflect the actual value of Cole Credit Property Trust II’s shares of common stock. Accordingly, there can be no assurance that the estimated value per share would be realized by Cole Credit Property Trust II’s stockholders if they were to attempt to sell their shares or upon liquidation. Cole Credit Property Trust II’s board of directors is expected to announce an updated estimated value of Cole Credit Property Trust II’s shares of common stock within 18 months after July 27, 2011.

Distributions and Redemptions

From June 2005 through February 2010, Cole Credit Property Trust I paid a 7.00% annualized distribution rate based upon a purchase price of $10.00 per share. However, beginning in March 2010, Cole Credit Property Trust I reduced its annualized distribution rate to 5.00% based on a purchase price of $10.00 per share, or 6.29% based on the most recent estimated value of $7.95 per share. The principal reasons for the lower distribution rate were the approximately $50 million of fixed rate debt that was to mature by year-end 2010 and the prevailing credit markets, which dictated higher interest rates upon refinancing and amortization provisions, requiring Cole Credit Property Trust I to pay down a portion of the principal on a monthly basis over the life of the loan.

Pursuant to Cole Credit Property Trust I’s share redemption program, the company may use up to 1% of its annual cash flow, including operating cash flow not intended for distributions, borrowings, and capital transactions such as sales or refinancings, to satisfy redemption requests. Accordingly, Cole Credit Property Trust I’s board of directors must determine at the beginning of each fiscal year the maximum amount of shares that Cole Credit Property Trust I may redeem during that year. Cole Credit Property Trust I’s board of directors determined that there was an insufficient amount of cash available for redemptions during the years ending December 31, 2008, 2009, 2010, 2011 and 2012. Cole Credit Property Trust I continues to accept redemption requests which are considered for redemption if and when sufficient cash is available to fund redemptions. Requests relating to approximately 284,000 shares remained unfulfilled as of December 31, 2011.

From October 2005 through February 2006, Cole Credit Property Trust II paid a 6.00% annualized distribution rate based upon a purchase price of $10.00 per share; from March 2006 through June 2006, Cole Credit Property Trust II paid a 6.25% annualized distribution rate based upon a purchase price of $10 per share; from July 2006 through June 2007, Cole Credit Property Trust II paid a 6.50% annualized distribution rate based upon a purchase price of $10.00 per share; from July 2007 through June 2009, Cole Credit Property Trust II paid a 7.00% annualized distribution rate based upon a purchase price of $10.00 per share; and from July 2009 through the date of this prospectus, Cole Credit Property Trust II paid a 6.25% annualized distribution rate based upon a purchase price of $10.00 per share, or a 6.68% annualized distribution rate based on the most recent estimate of the value of $9.35 per share. The principal reason for the reduction of the distribution rate was the drop in the occupancy rate of the Cole Credit Property Trust II portfolio from 99% on December 31, 2008, to 95% at September 30, 2009, resulting in lower revenue. Cole Credit Property Trust II’s occupancy rate as of December 31, 2011 was 96%.

As of December 31, 2011, Cole Credit Property Trust II has paid approximately $536.0 million in cumulative distributions since inception. These distributions were funded by net cash provided by operating activities of approximately $484.6 million, offering proceeds of approximately $9.7 million, net proceeds from the sale of marketable securities of approximately $21.5 million, net proceeds from the sale of Cole Credit Property Trust II’s interest in a joint venture of approximately $5.2 million, return of capital from unconsolidated joint ventures of approximately $3.9 million, and net borrowings of approximately $11.1 million. As of December 31, 2011, Cole Credit Property Trust II had expensed approximately $9.7 million in cumulative real estate acquisition expenses, which reduced operating cash flows. Cole Credit Property Trust II treats its real estate acquisition expenses as funded by offering proceeds. Therefore, for consistency, real estate acquisition expenses are treated in the same manner in describing the sources of distributions, to the extent that distributions paid exceed net cash provided by operating activities.

Pursuant to Cole Credit Property Trust II’s share redemption program in effect during 2009, redemptions were limited to 3% of the weighted average number of shares outstanding during the prior calendar year, other than for redemptions requested upon the death of a stockholder. During 2009, Cole Credit Property Trust II funded redemptions up to this limit. On November 10, 2009, Cole Credit Property Trust II’s board of directors voted to temporarily suspend Cole Credit Property Trust II’s share redemption program other than for requests made upon the death of a stockholder, which it continued to accept. The board considered many factors in making this decision, including the expected announcement of an estimated value of Cole Credit Property Trust II’s common stock in June 2010 and continued uncertainty in the economic environment and credit markets. On June 22, 2010, Cole Credit Property Trust II’s board of directors reinstated the share redemption program, with certain amendments, effective August 1, 2010. Under the terms of the revised share redemption program, during any calendar year, Cole Credit Property Trust II will redeem shares on a quarterly basis, up to one-fourth of 3% of the weighted average number of shares outstanding during the prior calendar year (including shares requested for redemption upon the death of a stockholder). In addition, funding for redemptions for each quarter will be limited to the net proceeds received from the sale of shares, in the respective quarter, under Cole Credit Property Trust II’s distribution reinvestment plan. These limits might prevent Cole Credit Property Trust II from accommodating all redemption requests made in any fiscal quarter or in any twelve month period. During the year ended December 31, 2011, Cole Credit Property Trust II received valid redemption requests pursuant to the share redemption program, as amended, relating to approximately 20.4 million shares, including those requests unfulfilled and resubmitted from a previous period, and requests relating to approximately 6.2 million shares were redeemed on a pro rata basis for $55.2 million at an average price of $8.90 per share, of which approximately 1.6 million shares were redeemed subsequent to December 31, 2011. The remaining redemption requests relating to approximately 14.2 million shares went unfulfilled including those requests unfulfilled and resubmitted from a previous period. Requests for redemption that are not fulfilled in a period may be resubmitted by stockholders in a subsequent period. Unfulfilled requests for redemption are not carried over automatically to subsequent redemption periods. A valid redemption request is one that complies with the applicable requirements and guidelines of the share redemption program, as amended.

Cole Credit Property Trust III’s board of directors began declaring distributions in January 2009, after the company commenced business operations. Cole Credit Property Trust III paid a 6.50% annualized distribution rate based upon a $10.00 per share purchase price for the period commencing on January 6, 2009 through March 31, 2009. During the period commencing on April 1, 2009 and ending on March 31, 2010, Cole Credit Property Trust III paid a 6.75% annualized distribution rate based upon a $10.00 per share purchase price. Cole Credit Property Trust III paid a 7.00% annualized distribution rate based upon a $10.00 per share purchase price for the period commencing on April 1, 2010 and ending on December 31, 2010. Cole Credit Property Trust III paid a 6.50% annualized distribution rate to stockholders of record during the period commencing January 1, 2011 through the date of this prospectus. The principal reason for the reduction of the distribution rate was to align more closely the distribution rate with Cole Credit Property Trust III’s present operating income.

As of December 31, 2011, Cole Credit Property Trust III has paid approximately $329.3 million in cumulative distributions since inception. These distributions were funded by net cash provided by operating activities of approximately $181.5 million, offering proceeds of approximately $136.7 million, return of capital from unconsolidated joint ventures of approximately $1.1 million, and net borrowings of approximately $10.0 million. As of December 31, 2011, Cole Credit Property Trust III had expensed approximately $136.7 million in cumulative real estate acquisition expenses which reduced operating cash flows. Cole Credit Property Trust III treats its real estate acquisition expenses as funded by offering proceeds. Therefore, for consistency, real estate acquisition expenses are treated in the same manner in describing the sources of distributions, to the extent that distributions paid exceed net cash provided by operating activities.

Additionally, one of the five privately offered limited partnerships, Cole Santa Fe Investors, LP, suspended distributions to investors due to a tenant bankruptcy beginning with the quarter ending December 31, 2003. On November 30, 2007, the property was sold for approximately $28.5 million, which resulted in a return to investors of 100% of their original investment plus a return of approximately 13.7% per year.

Another privately offered program, Cole Southwest Opportunity Fund, LP, was unable to lease its developed data center facility as a result of the severe downturn in the telecommunications industry. The Phoenix facility was sold for $16.3 million in January 2004, which along with the previous sale of vacant land parcels in Las Vegas, Nevada formerly owned by a wholly-owned subsidiary of Cole Southwest Opportunity Fund, LP, resulted in a return to investors of approximately 83% of their original investment upon liquidation of the limited partnership.

Share Purchases and Redemptions

The following paragraph supersedes and replaces the paragraph labeled (1) in the section of the prospectus captioned “Share Purchases and Redemptions — Buying Shares — How to Purchase our Shares” beginning on page 174 of the prospectus.

(1) Complete the execution copy of the applicable subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it for new investors, is included in this prospectus as Appendix B. After you become a stockholder, you may purchase additional shares by completing and signing an additional investment subscription agreement, included in this prospectus as Appendix C. In either case, you may choose to make additional purchases pursuant to our systematic investment program by completing the required sections of the applicable subscription agreement. The systematic investment program is not available to Alabama, Maine or Nebraska investors.

The prospectus is hereby supplemented with the following “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is substantially the same as that which was included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012. Unless otherwise defined in this supplement, capitalized terms are defined in such Quarterly Report.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our condensed consolidated unaudited financial statements, the notes thereto and the other unaudited financial data included elsewhere in this prospectus supplement. The following discussion should be read in conjunction with our audited consolidated financial statements and the notes thereto, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2011. The terms “we,” “us,” “our” and the “Company” refer to Cole Real Estate Income Strategy (Daily NAV), Inc. and unless otherwise defined herein, capitalized terms used herein shall have the same meanings as set forth in our condensed consolidated unaudited financial statements and the notes thereto.

Forward-Looking Statements

Certain statements contained in this prospectus supplement of Cole Real Estate Income Strategy (Daily NAV), Inc., other than historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable by law. Such statements include, in particular, statements about our plans, strategies, and prospects and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words.

Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in economic conditions generally and the real estate and securities markets specifically;

•

the effect of financial leverage, including changes in interest rates, availability of credit, loss of flexibility due to negative and affirmative covenants, refinancing risk at maturity and generally the increased risk of loss if our investments fail to perform as expected;

•	our ability to raise a substantial amount of capital in the near term;

•

our ability to access sources of liquidity when we have the need to fund redemptions of common stock in excess of the proceeds from the sales of shares of our common stock in our continuous offering and the consequential risk that we may not have the resources to satisfy redemption requests;

•	our ability to effectively deploy the proceeds raised in our public offering;

•	legislative or regulatory changes (including changes to the laws governing the taxation of REITs); and

•	changes to GAAP.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution readers not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date this prospectus supplement is filed with the SEC. We make no representation or warranty (express or implied) about the accuracy of any such forward-looking statements contained in this prospectus supplement. Additionally, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. The forward-looking statements should be read in light of the risk factors identified in “Item 1A — Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2011.

Overview

We were formed on July 27, 2010, to acquire and operate a diversified portfolio of (1) necessity retail, office and industrial properties that are anchored by creditworthy tenants under long-term net leases, and are strategically located throughout the United States and U.S. protectorates, (2) notes receivable secured by commercial real estate, including the origination of loans, and (3) cash, cash equivalents, other short-term investments and traded real estate securities. We commenced our principal operations on December 7, 2011, when we issued the initial $10,000,000 in shares of our common stock in the Offering and acquired our first real estate property. We have no paid employees and are externally advised and managed by Cole Advisors, our advisor. We intend to elect to qualify as a REIT for federal income tax purposes beginning with the year ending December 31, 2012.

Our operating results and cash flows are primarily influenced by rental income from our commercial properties and interest expense on our property indebtedness. Rental and other property income accounted for 93% of our total revenue for the three months ended March 31, 2012. As 98% of our rentable square feet was under lease as of March 31, 2012, with a weighted average remaining lease term of 17.1 years, we believe our exposure to changes in commercial rental rates on our portfolio is substantially mitigated, except for vacancies caused by tenant bankruptcies or other factors. Our advisor regularly monitors the creditworthiness of our tenants by reviewing the tenant’s financial results, credit rating agency reports (if any) on the tenant or guarantor, the operating history of the property with such tenant, the tenant’s market share and track record within its industry segment, the general health and outlook of the tenant’s industry segment, and other information for changes and possible trends. If our advisor identifies significant changes or trends that may adversely affect the creditworthiness of a tenant, it will gather a more in-depth knowledge of the tenant’s financial condition and, if necessary, attempt to mitigate the tenant’s credit risk by evaluating the possible sale of the property, or identifying a possible replacement tenant should the current tenant fail to perform on the lease.

As of March 31, 2012, the debt leverage ratio of our consolidated real estate assets, which is the ratio of debt to total gross real estate and related assets, net of gross intangible lease liabilities, was 70%, and all of our debt was subject to variable interest rates. Should we acquire additional commercial real estate, we will be subject to changes in real estate prices and changes in interest rates on any current variable rate debt, refinancings, or new indebtedness used to acquire the properties. We may manage our risk of changes in real estate prices on future property acquisitions, if any, by entering into purchase agreements and loan commitments simultaneously so that our operating yield is determinable at the time we enter into a purchase agreement, by contracting with developers for future delivery of properties, or by entering into sale-leaseback transactions. We manage our interest rate risk by monitoring the interest rate environment in connection with our future property acquisitions, if any, or upcoming debt maturities to determine the appropriate financing or refinancing terms, which may include fixed rate loans, variable rate loans or interest rate hedges. If we are unable to acquire suitable properties or obtain suitable financing terms for future acquisitions or refinancing, our results of operations may be adversely affected.

Recent Market Conditions

Beginning in late 2007, domestic and international financial markets experienced significant disruptions that were brought about in large part by challenges in the world-wide banking system. These disruptions severely impacted the availability of credit and contributed to rising costs associated with obtaining credit. Since 2010, the volume of mortgage lending for commercial real estate has been increasing and lending terms have improved and they continue to improve; however, such lending activity continues to be significantly less than previous levels. Although lending market conditions have improved, certain factors continue to negatively affect the lending environment, including the sovereign credit issues of certain countries in the European Union. We may experience stringent lending criteria, which may affect our ability to finance certain property acquisitions or refinance any debt at maturity. For properties for which we are able to obtain financing, the interest rates and other terms on such loans may be unacceptable. We expect to manage the current mortgage lending environment by considering alternative lending sources, including the securitization of debt, utilizing fixed rate loans, short-term variable rate loans, assuming existing mortgage loans in connection with property acquisitions, or entering into interest rate lock or swap agreements, or any combination of the foregoing.

The economic downturn led to high unemployment rates and a decline in consumer spending. These economic trends have adversely impacted the real estate markets by causing higher tenant vacancies, declining rental rates and declining property values. In 2011 and the first quarter of 2012, the economy has improved and continues to show signs of recovery. Additionally, the real estate markets have experienced an improvement in property values, occupancy and rental rates; however, in many markets property values, occupancy and rental rates continue to be below those previously experienced before the economic downturn. As March 31, 2012, 98% of our rentable square feet was under lease. However, if the recent improvements in economic conditions do not continue, we may experience vacancies or be required to reduce rental rates on occupied space. If we do experience vacancies, Cole Advisors will actively seek to lease our vacant space, however, such space may be leased at lower rental rates and for shorter lease terms than our current leases provide.

Results of Operations

On December 7, 2011, we commenced our principal operations and as of March 31, 2012, we owned eight single-tenant, freestanding commercial properties and one multi-tenant retail center, of which 98% of the gross rentable square feet was under lease. Because we did not commence principal operations until December 7, 2011, comparative financial information is not presented for the three months ended March 31, 2011.

Three Months Ended March 31, 2012

Revenue for the three months ended March 31, 2012 totaled $660,000. Our revenue consisted primarily of rental and other property income from net leased commercial properties, which accounted for 93% of our total revenue. We also paid certain operating expenses subject to reimbursement by our tenants, which resulted in $47,000 in tenant reimbursement income during the three months ended March 31, 2012.

General and administrative expenses for the three months ended March 31, 2012 totaled $199,000, primarily related to fees paid to our independent directors, fees for unused amounts under our Credit Facility, insurance, legal fees, accounting fees, state income taxes and other organization costs. For the three months ended March 31, 2012, property operating expenses were $51,000, primarily related to taxes, insurance, repairs and maintenance. Depreciation and amortization expenses were $159,000 during the three months ended March 31, 2012.

Our acquisitions during the year ended December 31, 2011 were financed with proceeds from our Offering and $21.4 million in borrowings from our Credit Facility. During the three months ended March 31, 2012, we incurred interest expense of $202,000, which included $43,000 in amortization of deferred financing costs. Our debt financing costs in future periods will vary based on our level of future borrowings, which will depend on the level of investor proceeds raised, the cost and availability of borrowings, and the opportunity to acquire real estate assets in accordance with our investment strategy.

Distributions

Our board of directors authorized a daily distribution, based on 366 days in the calendar year, of $0.002254099 per share for stockholders of record as of the close of business on each day of the period commencing on January 1, 2012 and ending on June 30, 2012. During the three months ended March 31, 2012, we paid distributions of $129,000. The distributions paid during the three months ended March 31, 2012 were fully funded by net cash provided by operating activities.

Liquidity and Capital Resources

General

Our principal demands for funds will be for real estate and real estate related investments, for the payment of acquisition related expenses, operating expenses, distributions and redemptions to stockholders and principal and interest on any current and any future indebtedness. Generally, cash needs for items other than acquisitions and acquisition related expenses will be generated from operations of our current and future investments. We expect to meet cash needs for acquisitions from the net proceeds of our Offering and from debt financings. The sources of our operating cash flows will primarily be driven by the rental income received from current and future leased properties. We expect to continue to raise capital through our Offering and to utilize such funds and future proceeds from secured or unsecured financing to complete future property acquisitions. As of March 31, 2012, we had raised $10.2 million of gross proceeds from our Offering.

Short-term Liquidity and Capital Resources

On a short-term basis, our principal demands for funds will be for operating expenses, distributions and interest and principal on current and any future indebtedness. We expect to meet our short-term liquidity requirements through net cash provided by property operations and proceeds from the Offering, as well as secured or unsecured borrowings from banks and other lenders to finance our expected future acquisitions.

We expect our operating cash flows to increase as additional properties are added to our portfolio. In accordance with the terms of our Credit Facility, as amended, the maximum amount available for borrowing will decrease from 70% of the aggregate value allocated to each qualified property comprising the borrowing base to 65% on September 8, 2012 and 60% on March 8, 2013. Assuming there is no change to our borrowing base assets, we will be required to repay a total of $3.1 million on our Credit Facility, as amended, within the next 12 months. We expect to repay this amount using available cash, net cash flows provided by operations and proceeds from the Offering. In the future, we intend to reduce our aggregate borrowings as a percentage of our real estate assets.

Long-term Liquidity and Capital Resources

On a long-term basis, our principal demands for funds will be for property and other asset acquisitions and the payment of tenant improvements, operating expenses, including debt service payments on any outstanding indebtedness, and distributions and redemptions to our stockholders. We expect to meet our long-term liquidity requirements through proceeds from the sale of our common stock, secured or unsecured financings from banks and other lenders, any available capacity on our Credit Facility by the addition of properties to the borrowing base, and net cash flows provided by operations.

We expect that substantially all cash flows from operations will be used to pay distributions to our stockholders after certain capital expenditures, including tenant improvements and leasing commissions are paid; however, we may use other sources to fund distributions as necessary. To the extent that cash flows from operations are lower due to lower than expected returns on the properties or we elect to retain cash flows from operations to make additional real estate investments or reduce our outstanding debt, distributions paid to our stockholders may be lower. We expect that substantially all net cash flows from the Offering or debt financings will be used to fund acquisitions, for certain capital expenditures, for repayments of outstanding debt, or for any distributions to stockholders in excess of cash flows from operations and to fund redemption of shares to our stockholders.

As of March 31, 2012, we had received and accepted subscriptions for approximately 680,167 shares of common stock for gross proceeds of $10.2 million. As of March 31, 2012, we had not received any requests and we had not redeemed any shares of our common stock.

As of March 31, 2012, we had $21.4 million of debt outstanding on our Credit Facility and no additional availability based on the current borrowing base assets. See Note 5 to our condensed consolidated unaudited financial statements in this prospectus supplement for certain terms of the Credit Facility. Based on an analysis and review of our results of operations and financial condition, as of March 31, 2012, we believe we were in compliance with the covenants of the Credit Facility.

Our contractual obligations as of March 31, 2012 were as follows:

	Payments due by period(1)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Principal payments — line of credit	$21,440,300	$3,062,900	$18,377,400	$—	$—
Interest payments — line of credit	1,574,331	626,363	947,968	—	—

Total	$23,014,631	$3,689,263	$19,325,368	$—	$—

(1)	The table does not include amounts due to our advisor or its affiliates pursuant to our advisory agreement because such amounts are not fixed and determinable.

Our charter prohibits us from incurring debt that would cause our borrowings to exceed 75% of our gross assets, valued at the aggregate cost (before depreciation and other non-cash reserves), unless approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report. Our board of directors has adopted a policy to further limit our borrowings to 60% of the greater of cost (before depreciation or other non-cash reserves) or fair market value of our gross assets, unless the excess borrowing is approved by a majority of our independent directors and disclosed to our stockholders in the next quarterly report. As of March 31, 2012, our ratio of debt to total gross real estate assets net of gross intangible lease liabilities exceeded the 60% limitation, which was approved by our independent directors. The independent directors believed such borrowing levels were justified for the following reasons:

•	the borrowings enabled us to purchase our initial properties and earn rental income more quickly;

•

the property acquisitions were likely to increase the net offering proceeds from the Offering by allowing us to show potential investors actual acquisitions, thereby improving our ability to meet our goal of acquiring a diversified portfolio of properties to generate current income for investors and preserve investor capital; and

•	based on expected equity sales at the time and certain terms in the Credit Facility, the high leverage was likely to exceed the charter’s guidelines only for a limited period of time.

Cash Flow Analysis

Operating Activities. Net cash provided by operating activities was $192,000 for the three months ended March 31, 2012, primarily due to net income of $47,000, depreciation of $103,000, an increase in accounts payable and accrued expenses of $91,000 and amortization of intangibles and deferred financing costs of $89,000. Cash provided by operations was offset by an increase in rents and tenant receivables of $103,000, a decrease in deferred rental income received of $38,000 and a decrease in prepaid expenses of $24,000. See “— Results of Operations” for a more complete discussion of the factors impacting our operating performance.

Investing Activities. Net cash used in investing activities was $916,000 for the three months ended March 31, 2012, resulting from the reimbursement of $905,000 of property escrow deposits paid by Cole Advisors on our behalf and $11,000 in leasing commissions related to the leasing of vacant space at our multi-tenant property.

Financing Activities. Net cash used in financing activities was $126,000 for the three months ended March 31, 2012, primarily due to distributions to investors of $129,000.

Election as a REIT

We intend to make an election under Section 856(c) of the Internal Revenue Code of 1986, as amended, to be taxed as a REIT, beginning with the taxable year ending December 31, 2012. To qualify as a REIT, we must meet certain requirements relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping. Accordingly, to the extent we meet the REIT qualifications, we generally are not subject to federal income tax on taxable income that we distribute to our stockholders so long as we distribute at least 90% of our annual taxable income (computed with regard to the dividends paid deduction and excluding net capital gains).

If we fail to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct distributions paid to our stockholders in any year in which we fail to maintain our qualification as a REIT. We also will be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT for federal income tax purposes.

For the taxable year ended December 31, 2011, we elected to be taxed as a qualified subchapter S subsidiary of our sole shareholder under Section 1361(b)(3)(B) of the Internal Revenue Code of 1986, as amended. As such, no provision for federal income taxes has been made in our accompanying consolidated financial statements. We may be subject to certain state and local taxes related to the operations of properties in certain locations, which, if applicable, have been provided for in our accompanying condensed consolidated unaudited financial statements.

Critical Accounting Policies and Estimates

Our accounting policies have been established to conform to GAAP. The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to the various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. We consider our critical accounting policies to be the following:

•	Investment in and Valuation of Real Estate and Related Assets;

•	Allocation of Purchase Price of Real Estate and Related Assets;

•	Revenue Recognition; and

•	Income Taxes.

A complete description of such policies and our considerations is contained in our Annual Report on Form 10-K for the year ended December 31, 2011, and our critical accounting policies have not changed during the three months ended March 31, 2012. The information included in this prospectus supplement should be read in conjunction with our audited consolidated financial statements as of and for the year ended December 31, 2011, and related notes thereto.

Commitments and Contingencies

We may be subject to certain contingencies and commitments with regard to certain transactions. Refer to Note 6 to our condensed consolidated unaudited financial statements included in this prospectus supplement for further explanations.

Related-Party Transactions and Agreements

We have entered into agreements with Cole Advisors and its affiliates, whereby we agree to pay certain fees, or reimburse certain expenses of, Cole Advisors or its affiliates for acquisition and advisory fees and expenses, organization and offering costs, sales commissions, dealer manager fees, and reimbursement of certain operating costs. See Note 7 to our condensed consolidated unaudited financial statements included in this prospectus supplement for a further explanation of the various related-party transactions, agreements and fees.

Subsequent Events

Certain events occurred subsequent to March 31, 2012 through the filing date of this prospectus supplement. Refer to Note 10 to our condensed consolidated unaudited financial statements included in this prospectus supplement for further explanation.

New Accounting Pronouncements

We adopted new accounting pronouncements during the three months ended March 31, 2012. Refer to Note 2 to our condensed consolidated unaudited financial statements included in this prospectus supplement for further explanation.

Off Balance Sheet Arrangements

As of March 31, 2012 and December 31, 2011, we had no material off-balance sheet arrangements that had or are reasonably possible to have a current or future effect on our financial condition, results of operations, liquidity or capital resources.

The prospectus is hereby supplemented with the following financial information, which is excerpted from Part I — Item 1. “Financial Statements” in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

	March 31, 2012	December 31, 2011
ASSETS
Investment in real estate assets:
Land	$12,624,154	$12,624,154
Buildings and improvements, less accumulated depreciation of $120,499 and $17,214, respectively	15,324,293	15,427,578
Acquired intangible lease assets, less accumulated amortization of $67,341 and $9,620, respectively	3,649,096	3,693,398

Total investment in real estate assets, net	31,597,543	31,745,130
Cash and cash equivalents	285,014	1,134,899
Rents and tenant receivables	142,925	40,414
Prepaid expenses and other assets	25,919	1,473
Deferred financing costs, less accumulated amortization of $54,976 and $11,734, respectively	463,926	507,168

Total assets	$32,515,327	$33,429,084

LIABILITIES AND STOCKHOLDERS’ EQUITY
Line of credit	$21,440,300	$21,440,300
Accounts payable and accrued expenses	222,159	128,727
Due to affiliates	208,084	1,085,314
Acquired below market lease intangibles, less accumulated amortization of $14,305 and $2,044, respectively	939,134	951,395
Distributions payable	47,528	36,888
Deferred rental income and other liabilities	80,721	118,931

Total liabilities	22,937,926	23,761,555

Commitments and contingencies
Redeemable common stock	2,500	—

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value; 490,000,000 shares authorized, 680,167 and 680,000 shares issued and outstanding, respectively	6,802	6,800
Capital in excess of par value	10,114,493	10,114,513
Accumulated distributions in excess of earnings	(546,394)	(453,784)

Total stockholders’ equity	9,574,901	9,667,529

Total liabilities and stockholders’ equity	$32,515,327	$33,429,084

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.

CONDENSED CONSOLIDATED UNAUDITED STATEMENT OF OPERATIONS

Three Months Ended March 31, 2012
Revenues:
Rental and other property income	$613,237
Tenant reimbursement income	46,956

Total revenues	660,193

Expenses:
General and administrative expenses	199,356
Property operating expenses	51,474
Acquisition related expenses	1,318
Depreciation	103,285
Amortization	55,555

Total operating expenses	410,988

Operating income	249,205

Other expense:
Interest expense	202,320

Net income	$46,885

Weighted average number of common shares outstanding:
Basic and diluted	680,055

Net income per common share:
Basic and diluted	$0.07

Distributions declared per common share:	$0.21

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.

CONDENSED CONSOLIDATED UNAUDITED STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock		Capital in Excess of Par Value	Accumulated Distributions in Excess of Earnings	Total Stockholders’ Equity
	Number of Shares	Par Value
Balance, January 1, 2012	680,000	$6,800	$10,114,513	$(453,784)	$9,667,529
Issuance of common stock	167	2	2,498	—	2,500
Distributions to investors	—	—	—	(139,495)	(139,495)
Other offering costs	—	—	(18)	—	(18)
Changes in redeemable common stock	—	—	(2,500)	—	(2,500)
Net income	—	—	—	46,885	46,885

Balance, March 31, 2012	680,167	$6,802	$10,114,493	$(546,394)	$9,574,901

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.

CONDENSED CONSOLIDATED UNAUDITED STATEMENT OF CASH FLOWS

Three Months Ended March 31, 2012
Cash flows from operating activities:
Net income	$46,885
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	103,285
Amortization of intangible lease assets and below market lease intangibles, net	45,460
Amortization of deferred financing costs	43,242
Changes in assets and liabilities:
Rents and tenant receivables	(102,511)
Prepaid expenses and other assets	(24,446)
Accounts payable and accrued expenses	90,979
Deferred rental income and other liabilities	(38,210)
Due to affiliates	27,752

Net cash provided by operating activities	192,436

Cash flows from investing activities:
Investment in real estate assets	(915,966)

Net cash used in investing activities	(915,966)

Cash flows from financing activities:
Repayments of line of credit	(1,000,000)
Proceeds from line of credit	1,000,000
Proceeds from issuance of common stock	2,500
Distributions to investors	(128,855)

Net cash used in financing activities	(126,355)

Net decrease in cash and cash equivalents	(849,885)
Cash and cash equivalents, beginning of period	1,134,899

Cash and cash equivalents, end of period	$285,014

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Distributions declared and unpaid	$47,528
Accrued capital expenditures	$2,453
Accrued other offering costs due to affiliates	$18
Supplemental Cash Flow Disclosures:
Interest paid	$155,296

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

March 31, 2012

NOTE 1 — ORGANIZATION AND BUSINESS

Cole Real Estate Income Strategy (Daily NAV), Inc. (the “Company”) is a Maryland corporation that was formed on July 27, 2010 (Date of Inception). Substantially all of the Company’s business is conducted through Cole Real Estate Income Strategy (Daily NAV) Operating Partnership, LP (“Cole OP”), a Delaware limited partnership. The Company is the sole general partner of and owns a 99.99% partnership interest in Cole OP. Cole Real Estate Income Strategy (Daily NAV) Advisors, LLC (“Cole Advisors”), the advisor to the Company, is the sole limited partner and owner of an insignificant noncontrolling partnership interest of less than 0.01% of Cole OP. The Company intends to qualify as a real estate investment trust (“REIT”) for federal income tax purposes beginning with the taxable year ending December 31, 2012.

On August 11, 2010, the Company sold $200,000 in shares of common stock to Cole Holdings Corporation (“CHC”), an affiliate of the Company’s sponsor. On December 6, 2011, pursuant to a registration statement filed on Form S-11 under the Securities Act of 1933, as amended (the “Registration Statement”), the Company commenced its initial public offering on a “best efforts” basis of $4,000,000,000 in shares of common stock (the “Offering”). Of this amount, the Company is offering $3,500,000,000 in shares in a primary offering and has reserved and is offering $500,000,000 in shares pursuant to a distribution reinvestment plan (the “DRIP”). Pursuant to the terms of the Offering, the Company was required to deposit all subscription proceeds in escrow pursuant to the terms of an escrow agreement with UMB Bank, N.A. until the Company received subscriptions aggregating at least $10,000,000. On December 6, 2011, CHC deposited $10,000,000 for the purchase of shares of common stock in the offering into escrow. As a result, the Company satisfied the conditions of the escrow agreement and on December 7, 2011, the Company broke escrow and commenced principal operations.

The Company’s board of directors approved the initial offering price of $15.00, which was the purchase price of the Company’s shares during the escrow period. Now that the escrow period has concluded, the per share purchase price varies from day-to-day and, on each business day, is equal to the Company’s net asset value (“NAV”) divided by the number of shares outstanding as of the close of business on such day. The Company’s NAV per share is calculated daily as of the close of business by a fund accountant using a process that reflects (1) estimated values of each of the Company’s commercial real estate assets, related liabilities and notes receivable secured by real estate provided periodically by the Company’s independent valuation expert in individual appraisal reports, (2) daily updates in the price of liquid assets for which third party market quotes are available, (3) accruals of daily distributions, and (4) estimates of daily accruals, on a net basis, of operating revenues, expenses, debt service costs and fees. The Company’s NAV is not audited by its independent registered public accounting firm.

The Company intends to use substantially all of the net proceeds from the Offering to acquire and operate a diversified portfolio primarily consisting of (1) necessity retail, office and industrial properties that are leased to creditworthy tenants under long-term net leases, and are strategically located throughout the United States and U.S. protectorates, (2) notes receivable secured by commercial real estate, including the origination of loans, and (3) cash, cash equivalents, other short-term investments and traded real estate-related securities. As of March 31, 2012, the Company owned nine properties located in seven states, containing 212,468 rentable square feet of commercial space, including square feet of buildings which are on land subject to ground leases. As of March 31, 2012, these properties were 98% leased.

The Company is structured as a perpetual-life, non-exchange traded REIT. This means that, subject to regulatory approval of filing for additional offerings, the Company will be selling shares of common stock on a continuous basis and for an indefinite period of time to the extent permissible under applicable law. The Company will endeavor to take all reasonable actions to avoid interruptions in the continuous offering of shares of common stock. The Company reserves the right to terminate the Offering at any time.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2012

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The condensed consolidated unaudited financial statements of the Company have been prepared in accordance with the rules and regulations of the SEC, including the instructions to Form 10-Q and Article 10 of Regulation S-X, and do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the statements for the interim periods presented include all adjustments, which are of a normal and recurring nature, necessary to present a fair presentation of the results for such periods. Results for these interim periods are not necessarily indicative of full year results. The information included in this prospectus supplement should be read in conjunction with the Company’s audited consolidated financial statements as of and for the year ended December 31, 2011, and related notes thereto set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Consolidated results of operations and cash flows for the period ending March 31, 2011 have not been presented as the Company had no revenue, expense, or cash activity during such period.

The accompanying condensed consolidated unaudited financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in and Valuation of Real Estate and Related Assets

The Company is required to make subjective assessments as to the useful lives of its depreciable assets. The Company considers the period of future benefit of each respective asset to determine the appropriate useful life of the assets. Real estate and related assets are stated at cost, less accumulated depreciation and amortization. Amounts capitalized to real estate assets consist of the cost of acquisition, excluding acquisition related expenses, construction and any tenant improvements, major improvements and betterments that extend the useful life of the real estate and related assets and leasing costs. All repairs and maintenance are expensed as incurred.

Real estate assets, other than land, are depreciated or amortized on a straight-line basis. The estimated useful lives of the Company’s real estate and related assets by class are generally as follows:

Building and capital improvements	40 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lesser of useful life or lease term

The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate and related assets may not be recoverable. Impairment indicators that the Company considers include, but are not limited to, bankruptcy or other credit concerns of a property’s major tenant, such as a history of late payments, rental concessions, and other factors, a significant decrease in a property’s revenues due to lease terminations, vacancies, co-tenancy clauses, reduced lease rates or other circumstances. When indicators of potential impairment are present, the Company assesses the recoverability of

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NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2012

the assets by determining whether the carrying value of the assets will be recovered through the undiscounted future cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, the Company will adjust the real estate and related assets to their respective fair values and recognize an impairment loss. Generally fair value is determined using a discounted cash flow analysis and recent comparable sales transactions. As of March 31, 2012, the Company had not identified any impairment indicators related to its properties.

When developing estimates of future cash flows, the Company will make assumptions such as future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, terminal capitalization and discount rates, the number of months needed to re-lease the property, required tenant improvements and the number of years the property will be held for investment. The use of alternative assumptions in estimating future cash flows could result in a different assessment of the property’s future cash flows and a different conclusion regarding the existence of an impairment, the extent of such loss, if any, as well as the fair value of the real estate and related assets.

When a real estate asset is identified as held for sale, the Company will cease depreciation and amortization of the assets and estimate the fair value, net of selling costs. If, in management’s opinion, the fair value, net of selling costs, is less than the carrying value of the asset, an adjustment to the carrying value would be recorded to reflect the estimated fair value of the property, net of selling costs. There were no properties identified as held for sale as of March 31, 2012 or December 31, 2011.

Allocation of Purchase Price of Real Estate and Related Assets

Upon the acquisition of real properties, the Company allocates the purchase price to acquired tangible assets, consisting of land, buildings and improvements, and identified intangible assets and liabilities, consisting of the value of above market and below market leases and the value of in-place leases, based in each case on their fair values. Acquisition related expenses are expensed as incurred. The Company utilizes independent appraisals to assist in the determination of the fair values of the tangible assets of an acquired property (which includes land and building). The Company obtains an independent appraisal for each real property acquisition. The information in the appraisal, along with any additional information available to the Company’s management, is used by management in estimating the amount of the purchase price that is allocated to land. Other information in the appraisal, such as building value and market rents, may be used by the Company’s management in estimating the allocation of purchase price to the building and to lease intangibles. The appraisal firm has no involvement in management’s allocation decisions other than providing this market information.

The fair values of above market and below market lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) an estimate of fair market lease rates for the corresponding in-place leases, which is generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease including any bargain renewal periods, with respect to a below market lease. The above market and below market lease values are capitalized as intangible lease assets or liabilities. Above market lease values are amortized as a decrease to rental income over the lesser of the useful life or the remaining terms of the respective leases. Below market leases are amortized as an increase to rental income over the remaining terms of the respective leases, including any bargain renewal periods. In considering whether or not a tenant will execute a bargain renewal option, the Company evaluates economic factors and certain qualitative factors at the time of acquisition, such as the financial strength of the tenant, remaining lease term, the tenant mix of the leased property, the Company’s relationship with the tenant

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NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2012

and the availability of competing tenant space. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of above market or below market lease values relating to that lease would be recorded as an adjustment to rental income.

The fair values of in-place leases include direct costs associated with obtaining a new tenant and opportunity costs associated with lost rentals which are avoided by acquiring a property with an in-place lease. Direct costs associated with obtaining a new tenant include commissions and other direct costs, and are estimated in part by utilizing information obtained from independent appraisals and management’s consideration of current market costs to execute a similar lease. The intangible values of opportunity costs, which are determined using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease are capitalized as intangible lease assets and are amortized to expense over the lesser of the useful life or the remaining term of the respective leases. If a lease is terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

The Company estimates the fair value of assumed mortgage notes payable based upon indications of current market pricing for similar types of debt financings with similar maturities. Assumed mortgage notes payable are initially recorded at their estimated fair value as of the assumption date, and the difference between such estimated fair value and the respective note’s outstanding principal balance is amortized to interest expense over the term of the respective mortgage note payable.

The determination of the fair values of the real estate and related assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, discount and capitalization rates, interest rates and other variables. The use of alternative estimates may result in a different allocation of the Company’s purchase price, which could impact the Company’s results of operations.

Concentration of Credit Risk

As of March 31, 2012, the Company had cash on deposit at three financial institutions, none of which had deposits in excess of federally insured limits. The Company limits significant cash deposits to accounts held by financial institutions with high credit standing; therefore, the Company believes it is not exposed to any significant credit risk on its cash deposits.

As of March 31, 2012, Tractor Supply Company, CVS Caremark Corporation and Walgreen Co. each accounted for 23% of the Company’s 2012 gross annualized rental revenues. The Company also has certain geographic concentrations in its property holdings. In particular, as of March 31, 2012, three of the Company’s properties were located in Texas, one property was located in North Carolina and one property was located in Georgia, accounting for 44%, 15% and 12%, respectively, of the Company’s 2012 gross annualized rental revenues.

Offering and Related Costs

Cole Advisors funds all of the organization and offering costs associated with the sale of the Company’s common stock (excluding the dealer-manager fee) and is reimbursed for such costs up to 0.75% of gross proceeds from the Offering. As of March 31, 2012, Cole Advisors has paid $5.5 million in connection with the Offering, of which $5.4 million was not included in the financial statements of the Company because such costs were not a liability of the Company as they exceeded 0.75% of gross proceeds from the Offering. This amount will become payable to Cole Advisors as the Company raises additional proceeds in the Offering. The offering costs, which include items such as legal and accounting fees, marketing, and promotional printing costs, are recorded as a reduction of capital in excess of par value along with the dealer-manager fee in the period in which they become payable.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2012

Due to Affiliates

As of March 31, 2012, $208,000 was due to Cole Advisors and its affiliates primarily related to acquisition expenses, organization and offering costs and insurance costs paid on the Company’s behalf. As of December 31, 2011, $1.1 million was due to Cole Advisors and its affiliates primarily related to property escrow deposits, acquisition expenses, organization and offering costs and insurance costs paid on the Company’s behalf.

Redeemable Common Stock

The Company has adopted a share redemption program that permits its stockholders to sell their shares, which is subject to certain limitations. The Company records amounts that are redeemable under the share redemption program as redeemable common stock outside of permanent equity in its condensed consolidated unaudited balance sheets because the shares are mandatorily redeemable at the option of the holder and therefore their redemption is outside the control of the Company. Redeemable common stock is recorded at the greater of the carrying amount or redemption value each reporting period. Changes in the value from period to period are recorded as an adjustment to capital in excess of par.

As of March 31, 2012, CHC, owner of 99.98% of the Company’s common stock, is not permitted to redeem any of its shares until the Company has raised $100,000,000 in the Offering. As of March 31, 2012, approximately 167 shares held by third party investors were eligible for redemption and $2,500 was recorded as redeemable common stock on the condensed consolidated unaudited balance sheet.

New Accounting Pronouncements

In June 2011, the U.S. Financial Accounting Standards Board issued Accounting Standards Update 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 requires the presentation of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. ASU 2011-05 became effective for the Company beginning January 1, 2012. The adoption of ASU 2011-05 did not have a material effect on the Company’s consolidated financial statements or disclosures, because the Company’s net loss equals its comprehensive loss.

NOTE 3 — FAIR VALUE MEASUREMENTS

GAAP defines fair value, establishes a framework for measuring fair value and requires disclosures about fair value measurements. GAAP emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:

Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions),

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2012

inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).

Level 3 — Unobservable inputs, only used to the extent that observable inputs are not available, reflect the Company’s assumptions about the pricing of an asset or liability.

The following describes the methods the Company uses to estimate the fair value of the Company’s financial assets and liabilities:

Cash and cash equivalents, prepaid expenses, rents and tenant receivables, and accounts payable and accrued expenses — The Company considers the carrying values of these financial assets and liabilities to approximate fair value because of the short period of time between their origination and their expected realization.

Line of credit — The fair value is estimated using a discounted cash flow analysis based on estimated borrowing rates available to the Company as of the measurement date. The estimated fair value of the Company’s debt was $21.4 million as of March 31, 2012 and December 31, 2011, which approximated the carrying value on such dates. The fair value of the Company’s debt is estimated using Level 2 inputs.

Considerable judgment is necessary to develop estimated fair values of financial instruments. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize, or be liable for, on disposition of the financial instruments.

NOTE 4 — REAL ESTATE ASSETS

The Company made no real estate acquisitions during the three months ended March 31, 2012. In connection with the Company’s 2011 acquisitions, the Company recorded a payable to its advisor for $905,000 for property escrow deposits paid on the Company’s behalf. During the three months ended March 31, 2012, the Company reimbursed its advisor in full for such amounts. In addition, the Company incurred $13,000 in leasing commissions related to the leasing of vacant space at the Company’s multi-tenant property during the three months ended March 31, 2012.

NOTE 5 — LINE OF CREDIT

As of March 31, 2012, the Company had $21.4 million of debt outstanding under its secured revolving credit facility, as amended (the “Credit Facility”). The Credit Facility provides up to $50.0 million of borrowings pursuant to a credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A. and other lending institutions that may become parties to the Credit Agreement (collectively the “Lenders”).

The Credit Facility allows Cole OP to borrow up to $50.0 million in revolving loans, with the maximum amount outstanding not to exceed the borrowing base (the “Borrowing Base”), calculated as (1) 70% of the aggregate value allocated to each qualified property comprising eligible collateral (collectively, the “Qualified Properties”) during the period from December 8, 2011 through the earlier of September 7, 2012 or the date selected by the Company by written notice (the “Tier One Period”); (2) 65% of the value allocated to the Qualified Properties during the period from September 8, 2012 to the earlier of March 7, 2013 or the date selected by the Company by written notice (the “Tier Two Period”); and (3) 60% of the value allocated to the Qualified Properties during the period from March 8, 2013 through December 8, 2014 (the “Tier Three Period”). As of March 31, 2012, the Borrowing Base under the Credit Facility was approximately $21.4 million based on

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2012

the value allocated to the Qualified Properties. Up to 15.0% of the total amount available may be used for issuing letters of credit and up to 10.0% of the Credit Facility, not to exceed $15.0 million may be used for short term (ten day) advances. Subject to meeting certain conditions described in the Credit Agreement and the payment of certain fees, the amount of the Credit Facility may be increased up to a maximum of $250.0 million. The Credit Facility matures on December 8, 2014. As of March 31, 2012, amounts outstanding on the Credit Facility accrued interest at an annual rate of 3.00%.

The Credit Agreement contains customary representations, warranties, borrowing conditions and affirmative, negative and financial covenants, including minimum net worth, debt service coverage and leverage ratio requirements and dividend payout and REIT status requirements. Based on the Company’s analysis and review of its results of operations and financial condition, as of March 31, 2012, the Company believes it was in compliance with the covenants of the Credit Facility.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. The Company is not aware of any pending legal proceedings of which the outcome is reasonably possible to have a material effect on its results of operations, financial condition or liquidity.

Environmental Matters

In connection with the ownership and operation of real estate, the Company potentially may be liable for costs and damages related to environmental matters. The Company carries environmental liability insurance on its properties that provides coverage for remediation liability and pollution liability for third-party bodily injury and property damage claims. The Company is not aware of any environmental matters which it believes is reasonably possible to have a material effect on its results of operations, financial condition or liquidity.

NOTE 7 — RELATED-PARTY TRANSACTIONS AND ARRANGEMENTS

The Company has incurred, and will continue to incur, fees and expenses payable to Cole Advisors and certain of its affiliates in connection with the Offering, and the acquisition, management and performance of the Company’s assets.

Offering

In connection with the Offering, Cole Capital Corporation (“Cole Capital”), the Company’s dealer-manager, receives, and will continue to receive an asset-based dealer manager fee that is payable in arrears on a monthly basis and accrues daily in an amount equal to 1/365th of 0.55% of the Company’s NAV for such day. Cole Capital, in its sole discretion, may reallow a portion of its dealer-manager fee equal to an amount up to 1/365th of 0.20% of the Company’s NAV to participating broker dealers. Cole Capital waived its right to receive its dealer-manager fee for the three months ended March 31, 2012; accordingly, no such amounts were recorded during the three months ended March 31, 2012.

All organization and offering expenses associated with the sale of the Company’s common stock (excluding the dealer-manager fee) are paid for by Cole Advisors or its affiliates and can be reimbursed by the Company up to 0.75% of the aggregate gross offering proceeds. As of March 31, 2012, Cole Advisors or its affiliates had paid organization and offering costs of $5.5 million, related to legal and accounting services, marketing, promotional

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2012

and printing costs incurred both before and after the Company’s Offering was declared effective by the SEC. Of this amount, $5.4 million was not included in the financial statements of the Company because such costs were not a liability of the Company as they exceeded 0.75% of gross proceeds from the Offering. This amount will become payable to Cole Advisors as the Company continues to raise proceeds in the Offering. During the three months ended March 31, 2012, the Company recorded $18 of organization and offering expense reimbursements.

Acquisitions, Operations and Performance

The Company will pay Cole Advisors an asset-based advisory fee that will be payable in arrears on a monthly basis and accrue daily in an amount equal to 1/365th of 0.90% of the Company’s NAV for each day. Cole Advisors has waived its right to receive advisory fees for the three months ended March 31, 2012; accordingly, no such amounts were recorded during the three months ended March 31, 2012.

The Company will reimburse Cole Advisors for the operating expenses it paid or incurred in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse for any amount by which its operating expenses (including the advisory fee) at the end of the four preceding fiscal quarters exceeds the greater of (1) 2% of average invested assets, or (2) 25% of net income other than any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of assets for that period. The Company will not reimburse for personnel costs in connection with services for which Cole Advisors receives a separate fee. Cole Advisors has waived its right to receive operating expense reimbursements for the three months ended March 31, 2012; accordingly, the Company did not reimburse its advisor for any such expenses during the three months ended March 31, 2012.

In addition, the Company will reimburse Cole Advisors for all out-of-pocket expenses incurred in connection with the acquisition of the Company’s investments. While most of the acquisition expenses are expected to be paid to third parties, a portion of the out-of-pocket acquisition expenses may be reimbursed to Cole Advisors or its affiliates. Acquisition expenses, together with any acquisition fees paid to third parties for a particular real estate-related asset, will in no event exceed 6% of the gross purchase price. During the three months ended March 31, 2012, the Company did not reimburse Cole Advisors for any acquisition expenses.

As incentive compensation for services provided pursuant to the advisory agreement, the Company will pay Cole Advisors a performance fee calculated on the basis of the Company’s total return to stockholders, payable annually in arrears, such that for any year in which the Company’s total return on stockholders’ capital exceeds 6% per annum, Cole Advisors will be entitled to 25% of the excess total return but not to exceed 10% of the aggregate total return for such year. Therefore, payment of the performance-based component of the advisory fee (1) is contingent upon the Company’s actual annual total return exceeding the 6% priority return, (2) will vary in amount based on the Company’s actual performance and total weighted average invested stockholder capital during each year and (3) cannot cause the Company’s total return as a percentage of stockholders’ invested capital for the year to be reduced below 6%. During the three months ended March 31, 2012, the Company did not record performance fees payable to Cole Advisors.

Due to Affiliates

As of March 31, 2012, $208,000 was due to Cole Advisors and its affiliates, primarily related to acquisition expenses that were paid on the Company’s behalf in connection with the acquisition of the Company’s properties, organization and offering expenses, insurance costs paid on the Company’s behalf, advisory fees and dealer manager fees and were included in due to affiliates on the condensed consolidated unaudited balance sheet. As of December 31, 2011 $1.1 million was due to Cole Advisors and its affiliates, primarily related to

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NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2012

escrow deposits and acquisition expenses that were paid on the Company’s behalf in connection with the acquisition of the Company’s properties, organization and offering expenses, advisory fees and dealer manager fees and were included in due to affiliates on the condensed consolidated unaudited balance sheet.

NOTE 8 — ECONOMIC DEPENDENCY

Under various agreements, the Company has engaged or will engage Cole Advisors and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issuance, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon Cole Advisors and its affiliates. In the event that these companies are unable to provide the Company with these services, the Company would be required to find alternative providers of these services.

NOTE 9 — OPERATING LEASES

The Company’s real estate properties are leased to tenants under operating leases for which the terms and expirations vary. As of March 31, 2012, the leases have a weighted-average remaining term of 17.1 years. The leases may have provisions to extend the lease agreements, options for early termination after paying a specified penalty, rights of first refusal to purchase the property at competitive market rates, and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. As of March 31, 2012, the future minimum rental income from the Company’s investment in real estate assets under non-cancelable operating leases is as follows:

Year ending December 31,	Future Minimum Rental Income
2012	$2,461,053
2013	2,462,090
2014	2,462,090
2015	2,462,090
2016	2,462,090
Thereafter	31,676,283

Total	$43,985,696

During the three months ended March 31, 2012, the Company leased 2,500 square feet of previously vacant space at its multi-tenant property. The lease, which expires in 2022, is accounted for as an operating lease and provides $49,065 in annualized straight-line rent.

NOTE 10 — SUBSEQUENT EVENTS

Status of the Offering

As of May 14, 2012, the Company had received $10.2 million in gross offering proceeds through the issuance of approximately 682,504 shares of its common stock in the Offering (including shares issued pursuant to the Company’s DRIP).

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NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2012

Related Party Fees

Subsequent to March 31, 2012, the Company’s advisor waived its right to receive its advisory fee and the Company’s dealer manager waived its right to receive the dealer manager fee for the period from April 1, 2012 to June 30, 2012. In addition, the Company’s advisor waived its right to receive operating expense reimbursements for the period from April 1, 2012 to June 30, 2012.

The following information supersedes and replaces the section of our prospectus captioned “Appendix A – Prior Performance Tables” beginning on page A-1 of the prospectus:

APPENDIX A

PRIOR PERFORMANCE TABLES

The prior performance tables that follow present certain information regarding certain real estate programs previously sponsored by entities affiliated with our sponsor, Cole Real Estate Investments. The Company has presented all prior programs subject to public reporting requirements (“Prior Public Real Estate Programs”) that have similar investment objectives to this offering. In determining which Prior Public Real Estate Programs have similar investment objectives to this offering, the Company considered factors such as the type of real estate acquired by the program, the extent to which the program was designed to provide current income through the payment of cash distributions or to protect and preserve capital contributions, and the extent to which the program seeks to increase the value of the investments made in the program. The information in this section should be read together with the summary information in this prospectus under “Prior Performance Summary.”

These tables contain information that may aid a potential investor in evaluating the program presented. However, the information contained in these tables does not relate to the properties held or to be held by us, and the purchase of our shares will not create any ownership interest in the programs included in these tables.

•	Table I — Experience in Raising and Investing Funds;

•	Table II — Compensation to Sponsor;

•	Table III — Operating Results of Prior Programs; and

•	Table V — Sales or Disposals of Properties.

Table IV (Results of Completed Programs) has been omitted since none of the Prior Public Real Estate Programs sponsored by Cole Real Estate Investments have completed their operations and sold all of their properties during the five years ended December 31, 2011.

For information regarding the acquisitions of properties by Prior Public Real Estate Programs sponsored by Cole Real Estate Investments see Table VI contained in Part II of our registration statement, which is not a part of this prospectus. We will provide a copy of Table VI to you upon written request and without charge.

Past performance is not necessarily indicative of future results.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED)

This table provides a summary of the experience of the sponsors of Prior Public Real Estate Programs for which offerings have been closed since January 1, 2009. Information is provided with regard to the manner in which the proceeds of the offerings have been applied. Also set forth below is information pertaining to the timing and length of these offerings and the time period over which the proceeds have been invested in the properties. All figures are as of December 31, 2011.

	Cole Credit Property Trust II, Inc.(5)	Cole Credit Property Trust III, Inc.(6)
Dollar amount offered	$2,270,000,000	$5,227,500,000
Dollar amount raised	2,222,545,871	3,892,478,547
Percentage amount raised	100.0%	100.0%
Less offering expenses:
Selling commissions and discounts retained by affiliates	6.1%	6.7%
Organizational expenses(1)	0.7%	1.3%
Other(2)	1.6%	1.9%
Reserves	0.1%	0.1%
Percent available for investment	91.5%	90.0%
Acquisition costs:(3)
Prepaid items and fees related to purchase of property	1.1%	0.5%
Cash down payment	88.4%	87.5%
Acquisition fees(4)	2.0%	2.0%
Other	—	—

Total acquisition cost	91.5%	90.0%
Percent leverage	51%	44%
Date offering began	6/27/2005	10/15/2008
Length of offering (in months)	Ongoing	Ongoing
Months to invest 90% of amount available for investment	40	23

(1)	Organizational expenses include legal, accounting, printing, escrow, filing, recording and other related expenses associated with the formation and original organization of the program.

(2)	These amounts include fees paid to our dealer manager, an affiliate of our sponsor.

(3)	Acquisition costs expressed as a percentage represent the costs incurred to acquire real estate with the initial capital raised in the respective offerings and do not include the costs incurred to acquire additional real estate with the proceeds from financing transactions and excess working capital.

(4)	Acquisition fees include fees paid to the sponsor or its affiliates based upon the terms of the prospectus.

(5)	These amounts include Cole Credit Property Trust II, Inc.’s initial, follow-on and distribution reinvestment plan offerings. Cole Credit Property Trust II, Inc. began its initial offering on June 27, 2005 and closed its initial offering on May 22, 2007. The total dollar amount registered and available to be offered in the initial offering was $552.8 million. The total dollar amount raised in the initial offering was $547.4 million. Cole Credit Property Trust II, Inc. began its follow-on offering on May 23, 2007 and closed its follow-on offering on January 2, 2009. The total dollar amount registered and available to be offered in the follow-on offering was $1.5 billion. The total dollar amount raised in the follow-on offering was $1.5 billion. It took Cole Credit Property Trust II, Inc. 40 months to invest 90% of the amount available for investment in its initial and follow-on offerings. Cole Credit Property Trust II, Inc. began its distribution reinvestment plan offering on September 18, 2008 and was currently offering shares under this distribution reinvestment plan offering

Past performance is not necessarily indicative of future results.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED) — (Continued)

as of December 31, 2011. The total initial dollar amount registered and available to be offered in the distribution reinvestment plan offering is $285.0 million. The total dollar amount raised in the distribution reinvestment plan offering was $204.2 million as of December 31, 2011.

(6)	These amounts include Cole Credit Property Trust III, Inc.’s initial and follow-on offerings. Cole Credit Property Trust III, Inc. began its initial offering on October 1, 2008 and closed its initial offering on October 1, 2010. The total dollar amount registered and available to be offered in the initial offering was $2.49 billion. The total dollar amount raised in the initial offering was $2.2 billion. Cole Credit Property Trust III, Inc. began its follow-on offering on October 1, 2010. The total dollar amount registered and available to be offered in the follow-on offering was $2.7 billion. The total dollar amount raised in the follow-on offering was $1.7 billion as of December 31, 2011. It took Cole Credit Property Trust III, Inc. 23 months to invest 90% of the amount available for investment in its initial and follow-on offerings.

Past performance is not necessarily indicative of future results.

TABLE II

COMPENSATION TO SPONSOR AND AFFILIATES (UNAUDITED)

This table sets forth the compensation paid to our sponsor and its affiliates, including compensation paid out of the offering proceeds and compensation paid in connection with the ongoing operations of Prior Public Real Estate Programs. Prior Public Real Estate Programs whose offerings have closed since January 1, 2009 are shown separately with amounts as of December 31, 2011. All other Public Real Estate Programs have been aggregated to show compensation paid during such period. Each of the Prior Public Real Estate Programs for which information is presented below has similar investment objectives to this program.

	Cole Credit Property Trust II, Inc.	Cole Credit Property Trust III, Inc.
Date offering commenced	6/27/2005	10/15/2008
Dollar amount raised	$2,222,545,871	$3,892,478,547
Amount paid to sponsor from proceeds of offering:
Underwriting fees	25,741,562	50,392,069
Acquisition fees and real estate commissions(1)	70,308,375	108,034,147
Advisory fees	—	—
Other(2)	39,496,993	74,680,416
Amount of cash generated from operations before deducting payments to sponsor	531,579,717	234,418,113
Amount paid to sponsor from operations:
Property management fees	21,244,134	10,842,636
Partnership management fees(3)	34,755,350	29,233,760
Reimbursements	8,971,615	12,869,394
Leasing commissions	546,695	—
Other(4)	125,260	26,829
Amount of property sales and refinancing before deducting payments to sponsor
Cash(5)	101,160,077	—
Notes	—	—
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—
Real estate commissions	382,000	—
Other	—	—

Past performance is not necessarily indicative of future results.

TABLE II

COMPENSATION TO SPONSOR AND AFFILIATES (UNAUDITED) — (Continued)

2 Other Programs (6)
Date offering commenced	N/A
Dollar amount raised	$13,494,979
Amount paid to sponsor from proceeds of offering:
Underwriting fees	1,082,121
Acquisition fees and real estate commissions(1)	657,000
Advisory fees	204,516
Other(2)	—
Amount of cash generated from operations before deducting payments to sponsor	21,784,143
Amount paid to sponsor from operations:
Property management fees	1,429,894
Partnership management fees(3)	—
Reimbursements	—
Leasing commissions	—
Other(4)	—
Amount of property sales and refinancing before deducting payments to sponsor
Cash(7)	4,544,733
Notes	14,175,000
Amount paid to sponsor from property sales and refinancing
Incentive fees	—
Real estate commissions	191,000
Other	—

(1)	Properties are acquired with a combination of funds from offering proceeds and debt. The acquisition and real estate commissions reported in this table include the total amount of fees paid to the sponsor or its affiliates regardless of the funding source for these costs.

(2)	Amounts primarily relate to loan coordination fees, a development fee and reimbursement of certain offering costs paid by the sponsor.

(3)	Amounts primarily relate to asset management fees and expenses.

(4)	Amounts primarily relate to construction management fees.

(5)	Amounts herein include gross proceeds received in connection with the sale of one unconsolidated joint venture of $19.1 million and the sale of marketable securities of $82.1 million.

(6)	Two of the offerings of the Prior Public Real Estate programs aggregated herein were not closed within the past three years and therefore are not shown separately. Amounts presented represent aggregate payments to the sponsor in the most recent three years for Cole Credit Property Trust, Inc. and Cole Corporate Income Trust Inc., which have similar investment objectives to this program.

(7)	Amounts herein include gross proceeds received in connection with the sale of one property.

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED)

The following sets forth the operating results of Prior Public Real Estate Programs sponsored by the sponsor of our program, the offerings of which have been closed since January 1, 2007. The information relates only to public programs with investment objectives similar to this program. All figures are as of December 31 of the year indicated.

	Cole Credit Property Trust II, Inc. June 2005 (Unaudited)
	2007	2008	2009	2010	2011
Gross Revenues	$92,100,308	$202,282,667	$276,026,961	$269,274,321	$279,520,082
Equity in income of unconsolidated joint venture	—	470,978	612,432	964,828	665,645
Profit (loss) on sale of properties	—	—	—	—	20,749,303	(7)
Less:
Operating expenses(1)	12,662,270	32,191,062	50,986,169	47,170,233	50,693,841
Interest expense	39,075,748	78,063,338	98,996,703	102,976,724	108,185,870
Depreciation and amortization(2)	30,482,273	63,858,422	90,750,170	85,162,219	88,246,266
Impairment of real estate assets	5,400,000	3,550,000	13,500,000	4,500,435	—

Net Income (loss) — GAAP Basis(3)	$4,480,017	$25,090,823	$22,406,351	$30,429,538	$53,809,053

Taxable income
— from operations(4)	$15,703,828	$42,432,587	$53,168,771	$45,529,029	$47,403,410	(5)
— from gain on sale	—	—	—	—	22,750,362
Cash generated
— from operations	43,366,041	96,073,918	116,871,698	105,627,000	114,449,000
— from sales	—	—	—	—	100,830,000
— from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	43,366,041	96,073,918	116,871,698	105,627,000	215,279,000
Less: Cash distributions to investors
— from operating cash flow	37,727,364	96,051,343	116,871,698	105,627,000	114,449,000
— from sales and refinancing	—	—	—	—	11,195,000
— from other(6)	—	—	18,111,554 (8)	23,623,894 (9)	5,359,000	(10)

Cash generated (deficiency) after cash distributions	5,638,677	22,575	(18,111,554)	(23,623,894)	84,276,000
Less: Special items (not including sales and refinancing)	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$5,638,677	$22,575	$(18,111,554)	$(23,623,894)	$84,276,000

Tax and distribution data per $1,000 invested
Federal income tax results:
Ordinary income (loss)
— from operations	$16.80	$21.02	$27.24	$22.03	$25.15
— from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	12.07
Cash distributions to investors
Source (on a GAAP basis)
— Investment income	25.00	30.00	26.00	21.90	22.40
— Return of capital	37.00	36.00	41.00	40.50	29.20
— Capital gain	—	—	—	—	10.90
Source (on a cash basis)
— Sales	—	—	—	—	5.34
— Refinancing	—	—	—	—	—
— Operations	62.00	66.00	58.01	50.99	54.60
— Other(6)	—	—	8.99	11.41	2.56
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the table					100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) — (Continued)

Cole Credit Property Trust III, Inc. October 2008 (Unaudited)
2008	2009	2010	2011
Gross Revenues	$3,621	$23,503,760	$144,833,874	$366,649,708
Equity in income of unconsolidated joint venture	—	—	(206,200)	1,474,801
Profit (loss) on sale of properties	—	—	—	—
Less:
Operating expenses(1)	104,769	23,312,360	85,592,289	128,596,358
Interest expense	—	2,538,176	26,311,592	87,436,309
Depreciation and amortization(2)	—	5,474,070	39,326,534	106,322,593
Net (loss) income including noncontrolling interest	(101,148)	(7,820,846)	(6,602,741)	45,769,249
Net (loss) income allocated to noncontrolling interest	—	—	(309,976)	474,501

Net (loss) income attributable to company — GAAP Basis(3)	$(101,148)	$(7,820,846)	$(6,602,741)	$45,294,748

Taxable income
— from operations(4)	$(101,148)	$(7,820,846)	$60,372,811	$121,091,397	(5)
— from gain on sale	—	—	—	—
Cash generated
— from operations	(27,507)	74,038	35,790,000	145,681,000
— from sales	—	—	—	—
— from refinancing	—	—	—	—

Cash generated from operations, sales and refinancing	(27,507)	74,038	35,792,000	145,681,000
Less: Cash distributions to investors
— from operating cash flow	—	74,038	35,792,000	145,681,000
— from sales and refinancing	—	—	—	—
— from other(6)	—	21,689,962	(11)	76,821,000	(12)	49,196,000	(13)

Cash generated (deficiency) after cash distributions	(27,507)	(21,689,962)	(76,821,000)	(49,196,000)
Less: Special items (not including sales and refinancing)	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$(27,507)	$(21,689,962)	$(76,821,000)	$(49,196,000)

Tax and distribution data per $1,000 invested
Federal income tax results:
Ordinary income (loss)
— from operations	$(505.74)	$(9.02)	$27.86	$36.40
— from recapture	—	—	—	—
Capital gain (loss)	—	—	—	—
Cash distributions to investors
Source (on a GAAP basis)
— Investment income	—	30.00	35.00	60.00
— Return of capital	—	24.00	29.00	37.00
Source (on a cash basis)
— Sales	—	—	—	—
— Refinancing	—	—	—	—
— Operations	—	0.18	20.34	72.51
— Other(6)	—	53.82	43.66	24.29
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the table	100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) — (Continued)

(1)	Operating expenses include management fees and expenses paid to affiliates of the advisor for such services as accounting, property supervision, advisory and asset management services.

(2)	Depreciation of commercial real property is determined on the straight-line method over an estimated useful life of 40 years. Leasehold interests are amortized over the life of the lease.

(3)	Cole Credit Property Trust II, Inc. and Cole Credit Property Trust III, Inc. maintain their books on a GAAP basis of accounting.

(4)	Cash generated from operation generally includes net income plus depreciation and amortization plus any decreases in accounts receivable and accrued rental income or increases in accounts payable minus any increases in accounts receivable and accrued rental income or decreases in accounts payable.

(5)	Due to the timing of tax return filings, amounts shown represent estimates and may change when tax returns are filed at a future date.

(6)	Cash distributions to investors from other sources may include sources such as cash flows in excess of distributions from prior periods, borrowings, and proceeds from the issuance of common stock. We consider the real estate acquisition expenses, which reduce cash flow from operations, to have been funded with proceeds from our ongoing public offering of shares of common stock in the offering because the expenses were incurred to acquire real estate investments

(7)	Consists of gain on the sale of securities of $15.6 million and gain on the sale of unconsolidated joint venture interests of $5.2 million.

(8)	Consists of proceeds from the offerings of $3.2 million, cash flows from operations in excess of distributions from previous periods of $6.8 million and borrowings of $8.1 million

(9)	Consists of return of capital from unconsolidated joint ventures of $1.6 million, proceeds from the offerings of $3.4 million, and borrowings of $18.7 million.

(10)	Consists of return of capital from unconsolidated joint ventures of $2.3 million and proceeds from the offerings of $3.0 million.

(11)	Consists of proceeds from the issuance of common stock of $18.6 million and borrowings of $3.1 million.

(12)	Consists of proceeds from the issuance of common stock of $58.7 million and borrowings of $18.1 million.

(13)	Consists of return of capital from the unconsolidated joint ventures of $1.1 million and proceeds from the issuance of common stock of $48.1 million.

Past performance is not necessarily indicative of future results.

TABLE V

SALES OR DISPOSALS OF PROPERTIES (UNAUDITED)

This table provides summary information on the results of sales or disposals of properties since January 1, 2009 by Prior Public Real Estate Programs having similar investment objectives to those of this program. All amounts are through December 31, 2011.

			Selling Price, Net of Closing Costs and GAAP Adjustments						Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale (1)	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total (2)		Original Mortgage Financing	Total Acquisition Cost, Capital Improvements, Closing and Soft Costs (3)	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures
Cole Credit Property Trust, Inc.
CarMax Merriam, KS	04/04	12/11	$4,544,733	$14,175,000	$—	$—	$18,719,733	(4)	$14,175,000	$5,237,436	$19,412,436	$4,262,437
Cole Credit Property Trust II, Inc.
LBUBS 2007-C2 AJ	09/08	05/11	$29,282,000	$—	$—	$—	$29,282,000	(5)	$—	$26,921,503	$26,921,503	$5,215,399
JPMCC 2008-C2 A3	10/08	04/11	$18,583,428	$—	$—	$—	$18,583,428	(5)	$—	$15,402,491	$15,402,491	$2,884,531
GCCFC 2007 GG11 AJ	11/08	05/11	$8,675,000	$—	$—	$—	$8,675,000	(5)	$—	$5,119,125	$5,119,125	$1,501,086
BSCMS 2007-GG11 T28 AM	11/08	05/11	$5,314,075	$—	$—	$—	$5,314,075	(5)	$—	$2,586,098	$2,586,098	$731,398
BSCMS 2005-T20 AJ	01/09	03/11	$6,001,875	$—	$—	$—	$6,001,875	(5)	$—	$2,547,450	$2,547,450	$695,554
BSCMS 2005-PW10 AM	01/09	03/11	$14,203,700	$—	$—	$—	$14,203,700	(5)	$—	$7,947,177	$7,947,177	$1,619,721
Cole/Spensa MS Portfolio AZ, LLC	04/09	09/11	$18,769,000	$—	$—	$—	$18,769,000	(6)	$—	$16,758,494	$16,758,494	$2,062,493	(7)

(1)	Mortgage balance represents face amount and does not represent discounted current value.

(2)	None of the amounts are being reported for tax purposes on the installment basis.

(3)	The amounts shown do not include a pro rata share of the original offering costs. There were no carried interest received in lieu of commissions in connection with the acquisition of the property.

(4)	Cole Credit Property Trust, Inc. recorded a taxable gain of $2.1 million related to the property sale, all of which was a capital gain.

(5)	Cole Credit Property Trust II, Inc. recorded a taxable gain of $21.5 million related to the sale of six CMBS bonds, all of which was a capital gain.

(6)	Cole Credit Property Trust II, Inc. recorded a taxable gain of $1.2 million related to the unconsolidated joint venture sale, all of which was a capital gain.

(7)	This sale represents the disposition of a ten property self-storage portfolio that was owned by Cole Credit Property Trust II, Inc., through an unconsolidated joint venture. Amount included herein represents the distribution payments from the joint venture to Cole Credit Property Trust II, Inc.

Past performance is not necessarily indicative of future results.

The form of Subscription Agreement included as Appendix B to the prospectus, the form of Additional Subscription Agreement included as Appendix C to the prospectus and the form of Systematic Investment Program Agreement included as Appendix D to the prospectus are hereby superseded and replaced with the following form of Subscription Agreement, form of Additional Subscription Agreement and form of Systematic Investment Program Agreement.

APPENDIX B

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.	REAL ESTATE INVESTMENTS®

INITIAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK	866.907.2653

A  INVESTMENT (a separate Initial Subscription Agreement is required for each initial investment)

Investors should not sign this Initial Agreement for the offering unless they have received the current final Prospectus.

1.	This subscription is in the amount of $ ☐ Check if amount is estimated

☐ Initial Subscription (minimum $2,500)
☐ Additional Subscription (complete all sections except for B and D or complete the separate simplified Additional Subscription Agreement)

Existing Cole Account Number

2.	Payment will be made with: ☐ Enclosed check ☐ Funds wired ☐ Funds to follow

☐ ACH

☐ Checking ☐ Savings
Financial Institution

Routing/Transit No.	Account No.

B TYPE	OF REGISTRATION (please complete either section 1 or 2 but not both, and section 3, if applicable)

1.	Non-Qualified Registration
☐ Individual Ownership (one signature required)
☐ Joint Tenants with Right of Survivorship (all parties must sign)
☐ Community Property (all parties must sign)
☐ Tenants-in-Common (all parties must sign)
☐ Transfer on Death (fill out TOD Form to effect designation)
☐ Uniform Gifts to Minors Act or Uniform Transfer to Minors Act

(UGMA/UTMA adult custodian signature required)
State of _______________________________________
Custodian for __________________________________
☐ Corporate Ownership (authorized signature and Corporate
Resolution or Cole Corporate Resolution Form required)
☐ S-corp ☐ C-corp (will default to S-corp if nothing is marked)
☐ Partnership Ownership (authorized signature and Partnership paperwork or Cole Corporate Resolution Form required)
☐ LLC Ownership (authorized signature and LLC paperwork or Cole Corporate Resolution Form required)
☐ Taxable Pension or Profit Sharing Plan
(authorized signature and Plan paperwork required)
☐ Trust (trustee or grantor signatures and trust documents or
Cole Trustee Certification of Investment Power required)

Type of Trust: (Specify i.e., Family, Living, Revocable, etc.)

Name of Trust

Date of Trust                                             Tax ID # (if applicable)

☐  Other (specify)

2.	Qualified Registration (make check payable to the Custodian)
☐ Traditional IRA
☐ Roth IRA
☐ Keogh Plan
☐ Simplified Employee Pension/Trust (S.E.P.)
☐ Pension or Profit Sharing Plan (exempt under 401(a))
☐ Non-custodial ☐ Custodial
☐ Other (specify)

3.	Custodian or Clearing Firm/Platform Information (send all paperwork directly to the Custodian or Clearing Firm/Platform)

    Name

    Street/PO Box

    City                                 State                            Zip

    Custodian Tax ID # (provided by Custodian)

    Custodial or Clearing Firm/Platform Account #

C	REGISTRATION INFORMATION (or Trustees if applicable)

Investor Name	Co-Investor Name (if applicable)

Mailing Address	Mailing Address

City State Zip	City State Zip

Phone Business Phone	Phone Business Phone

Email Address	Email Address

SSN or Tax ID Date of Birth	SSN or Tax ID Date of Birth

☐ Cole Employee or Affiliate
Street Address (if different from mailing address or mailing address is a PO Box)

City State Zip

D	DISTRIBUTION INSTRUCTIONS (will default to Address of Record or Custodian or Clearing Firm/Platform if nothing is marked)

FOR CUSTODIAL OR CLEARING FIRM/PLATFORM ACCOUNTS:

☐ Custodian or Clearing Firm/Platform of Record
☐ Reinvest pursuant to Distribution Reinvestment Plan

FOR NON-CUSTODIAL OR NON-CLEARING FIRM/PLATFORM ACCOUNTS:

☐ Mail to Address of Record
☐ Reinvest pursuant to Distribution Reinvestment Plan
☐ Direct Deposit

☐ Checking ☐ Savings
Financial Institution

Routing/Transit No.	Account No.
☐ Checkif banking information is same as provided in Section A-2
☐ Mail to Brokerage Account or Third Party

Payee Name	Mailing Address

Account No.	City State Zip

IF YOU ELECT TO PARTICIPATE IN THE DISTRIBUTION REINVESTMENT PLAN, YOU MUST AGREE THAT IF AT ANY TIME YOU CANNOT MAKE THE INVESTOR REPRESENTATION AND WARRANTIES SET FORTH IN THE PROSPECTUS OR THE SUBSCRIPTION AGREEMENT, YOU MUST PROMPTLY NOTIFY COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC. IN WRITING OF THAT FACT.

By signing this agreement, I authorize Cole Real Estate Income Strategy (Daily NAV), Inc. to deposit distributions into the account specified in Section D, and to debit that account in the amount of any distribution deposited in error. If I withdraw deposits made in error, I authorize Cole Real Estate Income Strategy (Daily NAV), Inc. to retain future distributions until the erroneous deposits are recovered. This authorization is effective until terminated in writing by either party.

E  INVESTOR(S) SIGNATURES (Investor(s) must initial each of sections 1-6 and those sections of 7-14 as appropriate)

I (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following:

INVESTOR  |  CO-INVESTOR

|	1. I (we) have received the final Prospectus, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of Cole Real Estate Income Strategy (Daily NAV), Inc. (Cole Income NAV) at least five business days before signing this Subscription Agreement.
|	2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.
|	3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).
|	4. I (we) acknowledge that this investment is not guaranteed, and may lose value.
|	5. I (we) acknowledge that distributions are not guaranteed.
|	6. I (we) acknowledge that the shares are not liquid.

|	7. For Alabama residents: My (our) liquid net worth is at least 10 times my (our) investment in Cole Income NAV and similar programs.
|	8. For Arkansas residents: By signing below, you are not representing that you have read or understand this agreement.
|	9. For California residents: I (we) either: (i) have a net worth of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment in Cole Income NAV does not exceed ten percent (10%) of my (our) net worth.
|	10. For Iowa residents: My (our) investment in Cole Income NAV and its affiliates does not exceed 10% of my (our) liquid net worth.
|	11. For Kansas and Massachusetts residents: I (we) acknowledge that it is recommended that I (we) should invest no more than 10% of my (our) “liquid net worth” (as defined in the Prospectus for Kansas and Massachusetts investors) in Cole Income NAV and the securities of similar direct participation programs.
|	12. For Kentucky, Michigan, Oregon and Pennsylvania residents: My (our) liquid net worth is at least 10 times my (our) maximum investment in Cole Income NAV.
|	13. For Maine residents: I (we) either: (i) have a net worth of at least $250,000, or (ii) have an annual gross income of at least $70,000 and a minimum net worth of $70,000. In addition, my (our) investment in Cole Income NAV and its affiliates does not exceed ten percent (10%) of my (our) liquid net worth.
|	14. For Nebraska residents: Excluding home, furnishings and automobiles, I (we) either: (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in Cole Income NAV does not exceed 10% of my (our) net worth.
|	15. For New Mexico residents: My (our) aggregate investment in shares of the Cole Income NAV and its affiliates does not exceed ten percent (10%) of my (our) liquid net worth.
|	16. For North Dakota residents: My (our) liquid net worth is at least ten times my (our) investment in Cole Income NAV and its affiliates.
|	17. For Tennessee residents: I (we) have (excluding the value of my (our) home, home furnishings and automobiles) either (i) a minimum net worth of at least $500,000, or (ii) an annual gross income of at least $100,000 and a minimum net worth of at least $100,000.
|	18. For Texas residents: I (we) have had (excluding the value of the my (our) home, home furnishings and automobiles), during the last tax year, or I (we) estimate that I (we) will have during the current tax year, (a) a minimum net worth of $100,000 and a minimum annual gross income of $100,000, or (b) a minimum net worth of $500,000.

☐  By checking here I confirm I would like to go green and no longer receive in paper any documents that Cole can send to me electronically. If I decide later that I want to receive documents in paper, I can contact Cole Investor Services at 1-800-907-2653

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on this Subscription Agreement is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

You should not invest in Cole Income NAV unless you have read and understood this agreement and the Prospectus referred to above and understand the risks associated with an investment in Cole Income NAV. In deciding to invest in Cole Income NAV, you should rely only on the information contained in the Prospectus, and not on any other information or representations from any other person or source. Cole Income NAV and each person selling shares of Cole Income NAV common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor’s financial situation and investment objectives. In no event may we accept a subscription of shares until at least five business days after the date on which the subscriber receives the final prospectus. You will receive a confirmation of your purchase.

Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

Investor’s Signature Date	Custodial Signature Date

Co-Investor’s Signature Date

F	REGISTERED INVESTMENT ADVISOR (RIA) REPRESENTATIVE (to be completed by selling RIA Representative)

1.		2.
	Name of RIA Representative		Name of RIA Firm

SEC Registered RIA ☐ Yes ☐ No State Registered RIA ☐ Yes ☐ No State Registered
Mailing Address
City State Zip
	Phone Email Address Have you changed firm affiliation (since last purchase)?		RIA IARD
	☐ Yes ☐ No		Name of Clearing Firm
Name of Affiliate Broker Dealer

G REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

1.		2.
	Name of Registered Representative		Name of Broker-Dealer
	Rep ID #		Rep CRD # Have you changed firm affiliation (since last purchase)?
	Mailing Address		☐ Yes ☐ No
City State Zip
Phone Email Address

H REPRESENTATIVE SIGNATURES

Based on the information I obtained from the investor regarding the investor’s financial situation and investment objectives, I hereby certify to Cole Capital Corporation, Cole Holdings Corporation and Cole Income NAV that I have reasonable grounds for believing that the purchase of the shares by the investor in Cole Income NAV is a suitable and appropriate investment for this investor.

Signature of Registered or RIA Representative	Signature of Broker/Dealer or Clearing Firm/Platform

☐  I am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor.

ONCE COMPLETE, PLEASE DELIVER THIS FORM TO: Via Fax (toll free): 1-855-394-8956	Via Regular Mail: COLE INCOME NAV DST Systems, Inc. P.O. Box 219312 Kansas City, MO 64121-9312	Via Overnight/Express Mail: COLE INCOME NAV DST Systems, Inc. 430 West 7th Street Kansas City, MO 64105

© 2011 Cole Capital Advisors, Inc. All rights reserved	CINAV_AGMT_01 (07-11)

APPENDIX C

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.	REAL ESTATE INVESTMENTS®
ADDITIONAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK	866.907.2653

This form may be used by any current investor in Cole Real Estate Income Strategy (Daily NAV), Inc. (Cole Income NAV), who desires to purchase additional shares of Cole Income NAV and who purchased their shares directly from Cole Income NAV. Investors who acquired shares other than through use of an Initial Subscription Agreement (e.g., through a transfer of ownership or TOD) and who wish to make additional investments must complete the Cole Income NAV Initial Subscription Agreement.

A  INVESTMENT (a completed Initial Subscription Agreement is required for each initial investment)

1.  This subscription is in the amount of $                     and is an ☐ Additional Subscription

☐ Check if amount is estimated
2. Payment will be made with:	☐ Enclosed check	☐ Funds wired	☐ Funds to follow
☐ ACH

☐ Checking ☐ Savings
Financial Institution
Routing/Transit No.	Account No.

B  REGISTRATION INFORMATION

Existing Cole Account Registration (name of Account)	SSN or Tax ID
Existing Cole Account Number

C  INVESTOR(S) SIGNATURES (Investor(s) must initial each of sections 1-6 and those sections of 7-14 as appropriate)

I (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following:

INVESTOR  |  CO-INVESTOR

|	1. I (we) have received the final Prospectus, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of Cole Income NAV at least five business days before signing this Subscription Agreement.
|	2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.
|	3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).
|	4. I (we) acknowledge that this investment is not guaranteed, and may lose value.
|	5. I (we) acknowledge that distributions are not guaranteed.
|	6. I (we) acknowledge that the shares are not liquid.

|	7. For Alabama residents: My (our) liquid net worth is at least 10 times my (our) investment in Cole Income NAV and similar programs.
|	8. For Arkansas residents: By signing below, you are not representing that you have read or understand this agreement.
|	9. For California residents: I (we) either: (i) have a net worth of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment in Cole Income NAV does not exceed ten percent (10%) of my (our) net worth.
|	10. For Iowa residents: My (our) investment in Cole Income NAV and its affiliates does not exceed 10% of my (our) liquid net worth.
|	11. For Kansas and Massachusetts residents: I (we) acknowledge that it is recommended that I (we) should invest no more than 10% of my (our) “liquid net worth” (as defined in the Prospectus for Kansas and Massachusetts investors) in Cole Income NAV and the securities of similar direct participation programs.
|	12. For Kentucky, Michigan, Oregon and Pennsylvania residents: My (our) liquid net worth is at least 10 times my (our) maximum investment in the Cole Income NAV.

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|	13. For Maine residents: I (we) either: (i) have a net worth of at least $250,000, or (ii) have an annual gross income of at least $70,000 and a minimum net worth of $70,000. In addition, my (our) investment in Cole Income NAV and its affiliates does not exceed ten percent (10%) of my (our) liquid net worth.
|	14. For Nebraska residents: Excluding home, furnishings and automobiles, I (we) either: (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in Cole Income NAV does not exceed 10% of my (our) liquid net worth.
|	15. For New Mexico residents: My (our) aggregate investment in shares of the Cole Income NAV and its affiliates does not exceed ten percent (10%) of my (our) liquid net worth.
|	16. For North Dakota residents: My (our) liquid net worth is at least ten times my (our) investment in Cole Income NAV and its affiliates.
|	17. For Tennessee residents: I (we) have (excluding the value of my (our) home, home furnishings and automobiles) either (i) a minimum net worth of at least $500,000, or (ii) an annual gross income of at least $100,000 and a minimum net worth of at least $100,000.
|	18. For Texas residents: I (we) have had (excluding the value of the my (our) home, home furnishings and automobiles), during the last tax year, or I (we) estimate that I (we) will have during the current tax year, (a) a minimum net worth of $100,000 and a minimum annual gross income of $100,000, or (b) a minimum net worth of $500,000.

☐ By checking here I confirm I would like to go green and no longer receive in paper any documents that Cole can send to me electronically. If I decide later that I want to receive documents in paper, I can contact Cole Investor Services at 1-800-907-2653.

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on this Subscription Agreement is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

You should not invest in Cole Income NAV unless you have read and understood this agreement and the Prospectus referred to above and understand the risks associated with an investment in Cole Income NAV. In deciding to invest in Cole Income NAV, you should rely only on the information contained in the Prospectus, and not on any other information or representations from any other person or source. Cole Income NAV and each person selling shares of Cole Income NAV common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor’s financial situation and investment objectives. In no event may we accept a subscription of shares until at least five business days after the date on which the subscriber receives the final prospectus. You will receive a confirmation of your purchase.

Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

Investor’s Signature	Date	Custodial Signature Date
Co-Investor’s Signature	Date

D  REGISTERED INVESTMENT ADVISOR (RIA) REPRESENTATIVE (to be completed by selling RIA Representative)

Name of RIA Representative	RIA IARD

E  REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

Name of Registered Representative	Rep and Branch ID #

F REPRESENTATIVE SIGNATURES

Based on the information I obtained from the investor regarding the investor’s financial situation and investment objectives, I hereby certify to Cole Capital Corporation, Cole Holdings Corporation and Cole Income NAV that I have reasonable grounds for believing that the purchase of the shares by the investor in Cole Income NAV is a suitable and appropriate investment for this investor.

Signature of Registered or RIA Representative	Signature of Broker/Dealer or Clearing Firm/Platform

☐ I am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor.

ONCE COMPLETE, PLEASE DELIVER THIS FORM TO: Via Fax (toll free): 1-855-394-8956	Via Regular Mail: Cole Income NAV DST Systems, Inc. P.O. Box 219312 Kansas City, MO 64121-9312	Via Overnight/Express Mail: Cole Income NAV DST Systems, Inc. 430 West 7th Street Kansas City, MO 64105

© 2011 Cole Capital Advisors, Inc. All rights reserved	CINAV_AI_AGMT_01 (08-11)

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Appendix D

SYSTEMATIC INVESTMENT PROGRAM

Complete this form if you wish to purchase shares of Cole Real Estate Income Strategy (Daily NAV), Inc. (“Cole REIT”) at regular intervals through a transfer of funds from your bank account directly to your Cole REIT investment account. If you did not acquire your shares from Cole REIT (e.g., you acquired your shares through a transfer of ownership or a transfer on death) and you wish to purchase shares through the Systematic Investment Program, you must complete the Cole REIT subscription agreement.

PLEASE NOTE:

•

Cole REIT will pay distributions per your existing instructions and if you participate in the Distribution Reinvestment Plan, distributions earned from shares purchased pursuant to the Systematic Investment Program will be reinvested pursuant to the Distribution Reinvestment Plan. To change distribution instructions, please complete the [Account Update Form].

•	The Systematic Investment Program will terminate upon the closing of the Cole Real Estate Income Strategy (Daily NAV), Inc. offering.

•	The Systematic Investment Program is not available to Alabama, Maine or Nebraska investors.

Please Send To: Cole Real Estate Income Strategy (Daily NAV), Inc., c/o DST Systems, Inc.	or Fax to: [Fax number]

 If you have any questions, please call [phone number].

1. INVESTOR INFORMATION (MUST MIRROR THE ORIGINAL SUBSCRIPTION AGREEMENT — SSN & DOB REQUIRED)

Investor 1 Name	SSN/Tax ID		DOB

Investor 2 Name	SSN/Tax ID		DOB

Street Address	City	State		Zip Code

Optional Mailing Address	City	State		Zip Code

Phone (day)	Phone (evening)

Email	Account Number

2. INVESTMENT INFORMATION

Monthly Investment Amount ($100/monthly minimum):	$

Timing of Withdrawal: (Check One)

☐   2nd Day of Each Month –OR–

☐   16th Day of Each Month

Start Date (month/day/year):

Financial Institution Name

Mailing Address

City	State	Zip Code

ABA/Routing Number

Account Number	☐	Checking	☐	Savings

D-1

For electronic fund transfers, signatures of bank account owners are required exactly as they appear on bank records. If account registration at the bank differs from account registration at Cole REIT, all bank account owners must sign below.

Signature of Account Owner	Date	Signature of joint account owner (if applicable	Date

*PLEASE ATTACH A PRE-PRINTED VOIDED CHECK HERE*

*The services cannot be established without a pre-printed voided check*

3. SUBSCRIPTION AGREEMENT ACKNOWLEDGMENT

By signing Section 4 below, you represent to Cole REIT that (i) the agreements, representations and warranties made in the subscription agreement for your initial investment in shares of Cole REIT, which agreements, representations and warranties are incorporated herein, apply to all purchases made hereby; (ii) you have received a copy of the prospectus of Cole REIT, as amended and supplemented through the date hereof (the “Prospectus”); and (iii) you have (a) a minimum net worth (exclusive of home, home furnishings and personal automobiles) of at least $250,000 or (b) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and, if applicable, you meet the higher net worth and gross income requirements imposed by your state of primary residence as set forth in the Prospectus under “Suitability Standards.”

By signing Section 4 below, you also agree that if at any time you fail to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the Prospectus or the Subscription Agreement relating to such investment, you will promptly notify Cole REIT in writing of that fact.

4. INVESTOR SIGNATURES

MUST BE SIGNED BY ALL TITLEHOLDERS

Signature of Investor	Date	Signature of Joint Owner, or for Qualified Plans, of Trustee/Custodian	Date

You may not purchase additional shares unless you meet the applicable suitability requirements set forth in the Prospectus at the time of purchase. Please consult your Financial Representative if you have had any material changes which might affect your ability to meet the applicable suitability requirements.

D-2